Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CB SHINE HOLDINGS, LLC,

CB SHINE MERGER SUB, INC.,

AND

BLYTH, INC.

Dated as of August 30, 2015

4.17	Material Contracts	42
4.18	Environmental Matters	44
4.19	Information Supplied	45
4.20	Insurance	45
4.21	Interested Party Transactions	46
4.22	State Takeover Statutes	46
4.23	Opinion of Financial Advisor	46
4.24	Brokers	46
4.25	Absence of Indemnifiable Claims, etc	46
4.26	Product Liability; Warranty Claims	46
4.27	Customers & Suppliers	47
4.28	Vote Required	48
4.29	No Other Representations or Warranties	48

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		48

5.1	Organization; Standing and Power	48
5.2	Authorization	48
5.3	Consents and Approvals; No Violations	49
5.4	Financing	50
5.5	Ownership of Company Common Stock	50
5.6	Brokers	51
5.7	Information Supplied	51
5.8	Certain Arrangements; Investments	51
5.9	No Other Representations or Warranties	51

ARTICLE VI COVENANTS		51

6.1	Conduct of Business	51
6.2	No Solicitation	56
6.3	Merger without a Stockholders’ Meetings	60
6.4	Access to Information; Confidentiality	60
6.5	Commercially Reasonable Efforts	61
6.6	State Takeover Statutes	62
6.7	Indemnification and Insurance	63
6.8	Public Announcements	64
6.9	Employee Matters	64
6.10	Notification of Certain Matters	65
6.11	Certain Litigation	66
6.12	Section 16 Matters	66
6.13	Existing Credit Agreements	66

ARTICLE VII CONDITIONS TO OBLIGATIONS OF THE PARTIES		67

7.1	Conditions to Each Party’s Obligation to Effect the Merger	67

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		67

8.1	Termination	67
8.2	Effect of Termination	68
8.3	Payments	69

(ii)

ARTICLE IX GENERAL		70

9.1	Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements	70
9.2	Notices	70
9.3	Counterparts	71
9.4	Entire Agreement; No Third-Party Beneficiaries	72
9.5	Governing Law	72
9.6	Amendments and Supplements	72
9.7	Waiver	72
9.8	Assignment	72
9.9	Headings	72
9.10	Severability	72
9.11	Failure or Indulgence Not Waiver; Remedies Cumulative	73
9.12	Specific Performance	73
9.13	Waiver of Jury Trial	73
9.14	Consent to Jurisdiction	73
9.15	Incorporation of Exhibits	74
9.16	No Joint Venture	74

Exhibit A	Certificate of Incorporation of the Surviving Corporation

Annex I	Offer Conditions

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 30, 2015 by and among CB Shine Holdings, LLC, a Delaware limited liability company (“Parent”), CB Shine Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Blyth, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, Parent has agreed to cause Merger Sub to commence a tender offer (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the (“Offer”) to purchase all outstanding shares of Company Common Stock, at a price of Six Dollars ($6.00) per share of Company Common Stock, in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, Parent and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the consummation of the Offer;

WHEREAS, following the consummation of the Offer, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Company Common Stock, and if required by applicable Law, adopt this Agreement and the transaction contemplated hereby, including the Offer and the Merger;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved this Agreement, and the sole member of Parent and Parent, as the sole stockholder of Merger Sub, in each case, has approved and adopted, this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent is entering into a tender and support agreement with certain stockholders of the Company (the “Tender and Support Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“2003 Incentive Plan” means that certain Second Amended and Restated Omnibus Incentive Plan, as amended, of the Company.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary of the Company that would constitute a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, except that references to “25 percent” in such definition shall be deemed to be references to “15 percent”), (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute fifteen percent (15%) or more of the assets and properties (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of fifteen percent (15%) or more of any class of equity securities of the Company, or (d) any other transaction having a similar effect to those described in clauses (a)-(c), in each case, other than the Merger and the transactions contemplated by this Agreement and the Tender and Support Agreement.

“Alternative Transaction Proposal” means any offer, proposal, letter of intent or indication of interest, written or oral (whether binding or non-binding), to the Company or its stockholders, relating to an Alternative Transaction.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.

“Certificate of Merger” means a certificate of merger, in such appropriate form as is determined by the parties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, dated as of October 31, 2011.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated as of June 10, 2010.

“Company Common Stock” means the common stock, par value $0.02 per share, of the Company.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except to the extent that such event, occurrence, change, development or effect results from (a) general economic, regulatory or political conditions or changes therein, (b) financial or security market fluctuations or conditions, (c) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (d) acts of war or terrorism, (e) natural disasters, (f) any effect arising out of a change in GAAP or applicable Law, (g) any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections (as distinguished from any event, occurrence, fact, condition, change, development or effect giving rise to or contributing to such failure), (h) any action taken by Parent or any of its Affiliates, and (i) the taking of any action by the Company or any of its Subsidiaries expressly required by, or the failure by the Company or any of its Subsidiaries to take any action expressly prohibited by, this Agreement; provided, that in the case of this clause (i), the Company shall have requested that the Parent waive the applicable provision of this Agreement and the Parent shall have refused to grant such waiver; provided, further that in the cases of clauses (a) through (f), any such event, occurrence, fact, condition, change, development or effect does not disproportionately affect the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate, in which case such disproportionate effect may be taken into account when considering whether a Company Material Adverse Effect has occurred or is reasonably likely to occur.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders), including any amendments or supplements thereto.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, defect in title, security interest, title retention device, collateral assignment, indenture, hypothecation, license to third parties, pledge, option, conditional or instalment sale agreement, easement, right of first refusal, right of first offer, right of repurchase, claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means all applicable Laws (a) relating to (x) the environment, natural resources, or as it relates to exposure to Hazardous Substances the safety or health of humans or other living organisms or (y) the use, production, manufacture, treatment, storage, transportation, handling, generation, disposal, processing or release of Hazardous Substances or (b) which impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreements” means (a) that certain Term Loan and Security Agreement dated as of March 9, 2015, among the Company, its subsidiaries signatory thereto and GFIE, LLC, as amended from time to time, and (b) that certain Loan and Security Agreement dated as of March 9, 2015, among the Company, its subsidiaries signatory thereto and Bank of America, N.A., as amended from time to time.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means (i) any national, supranational, federal, state, county, local, municipal, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any political party, or (iv) any court or tribunal, legislature, regulatory or administrative agency, division, bureau, department, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign, or other political subdivision thereof.

“Government Official” means (i) any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office, (iii) a Politically Exposed Person as defined by the Financial Action Task Force or Groupe d’action Financière sur le Blanchiment de Capitaux; or any (iii) company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i), (ii), or (iii) of this definition.

“Governmental Permit” means with respect to the Company or any of its Subsidiaries, any registration, application, consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, polychlorinated biphenyl (PCB), radioactive material, or other compound, element or substance in any form (including products) regulated, restricted or addressed by or under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: (a) patents and applications therefor (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights) and equivalents thereof throughout the world, (b) trade secrets, know-how, confidential and/or proprietary business or technical information, customer lists and databases, computer programs, computer models, data, knowledge databases, tools, algorithms, methods, processes, formulae, inventions, invention disclosures, discoveries, improvements, technology and technical data, research and development information, whether patentable or not or otherwise protectable, (c) trademarks, service marks, trade dress, trade names and corporate names (including fictitious, assumed and d/b/a names), logos, Internet domain names, URLs, common law trademark rights in names and other protectable elements, and equivalents of the foregoing throughout the world, whether registered or unregistered, and the goodwill associated therewith together with the registrations and applications for registration thereof, (d) copyrights and similar rights in protectable material, including mask works, including rights to use and all renewals and extensions thereof and equivalents of the foregoing throughout the world, whether registered or unregistered, and the goodwill associated therewith together with the registrations and applications for registration thereof, (e) software,(f) rights of privacy, publicity and all other intellectual property, proprietary and intangible rights, (g) rights under agreements relating to the foregoing, and (h) rights to sue and collect damages for past, present, and future infringement, misappropriation, or violation of the foregoing.

“Intervening Event” means, with respect to the Company, a material fact, event, change, development, occurrence or set of circumstances (other than, and not related in any way to, an Alternative Transaction Proposal) that (i) was not known or reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement and becomes known to the Board of Directors of the Company prior to the Acceptance Time, (ii) does not relate to, result from or arise out of any Alternative Transaction Proposal (whether or not a Superior Proposal) and (iii) is not the result of a willful breach of this Agreement by the Company or any of its Subsidiaries.

“IP Contracts” means, collectively, any and all agreements relating to Intellectual Property to which the Company or any of its Subsidiaries is a party pursuant to which rights in Intellectual Property are in any manner transferred, conveyed, granted, restricted or waived.

“IRS” means the Internal Revenue Service.

“IT Assets” means all computers, computer software, hardware, firmware, middleware, servers, source code, object code, development tools, workstations, routers, hubs, switches, data communications lines, websites, data, and all other information technology equipment, and all associated documentation (a) owned by the Company or any of its Subsidiaries or (b) which the Company or one of the its Subsidiaries uses, including any and all outsourced or cloud computing based arrangements.

“Knowledge of the Company” means the actual knowledge after due inquiry of the individuals listed on Section 1.1(b) of the Company Disclosure Letter.

“Law” means all foreign, federal, state, local or municipal laws (including common law), statutes, codes, ordinances, regulations, and rules, and all Orders.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted or otherwise, including those arising under any law, Action or Order and those arising under any Contract.

“Non-Owned Intellectual Property” means all Intellectual Property used by the Company or any of its Subsidiaries that is not Owned Intellectual Property.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries has or purports to have an ownership interest.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development, or effect that would, or would reasonably be likely to materially adversely affect the ability of Parent to perform its obligations hereunder and the transactions contemplated hereby.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other governmental payments that are not yet due and payable, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, and (c) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity, Governmental Authority or “person” (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means any personally identifying information (including name, address, telephone number, email address and/or account information) of a customer or employee of the Company or any of its Subsidiaries and any and all other “nonpublic personal information” (as such term is defined in the Gramm Leach Bliley Act of 1999 and implementing regulations, both as may be amended from time to time).

“Recall” means a product recall, rework or post sale warning or similar action.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

“Release” means any release, disposing, emitting, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.

“Representatives” means, with respect to Parent or the Company or any of their respective Subsidiaries, directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

“Restricted Share” means an outstanding share of Company Common Stock subject to vesting or other lapse restrictions granted under a Company Plan that is outstanding immediately prior to or as of the Merger Effective Time. For the avoidance of doubt, “Restricted Shares” shall not include Restricted Stock Units.

“Restricted Stock Unit” means an outstanding restricted stock unit issued by the Company pursuant to a Company Plan that is outstanding immediately prior to or as of the Merger Effective Time, pursuant to which the holder has a right to receive Company Common Stock after the vesting or lapse of restrictions applicable to such unit. For the avoidance of doubt, “Restricted Stock Units” shall not include Restricted Shares.

“Sanctions Law and Regulations” means (a) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or regulations of the US Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law or regulation applicable to US-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the US Government at the prevailing point in time (b) any U.S. sanctions related to or administered by the Department of State and (c) any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty’s Treasury, the European Union or other relevant sanctions authority.

“Sanctions Target” means: (i) any country or territory that is the subject of country-wide or territory-wide Sanctions, including, but not limited to, as the date of this Agreement, Iran, Cuba, Syria, Sudan, the Crimea region of Ukraine, and North Korea; (ii) a person or entity that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC or any equivalent list of sanctioned persons issued by the U.S. Department of State; or (iii) a person or entity that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Law and Regulations.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

“Superior Proposal” means an unsolicited, bona fide written Alternative Transaction Proposal not attributable to or arising from a breach of Section 6.2(a) or to any material breach of any other provision of this Agreement, which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including financing, stockholder litigation and breakup fee and expense reimbursement provisions) and the Person making the proposal, that (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed on customary terms and conditions, (c) the per-share consideration offered is greater than the Merger Consideration (including, if the per-share consideration is not all cash, a determination by the Board of Directors of the Company in good faith by majority vote (after consultation with its financial advisors) to such effect) and (d) is otherwise on terms that the Board of Directors of the Company has determined would be, if such transaction is consummated, more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement; provided, however, that for purposes of this definition of “Superior Proposal,” the term Alternative Transaction Proposal shall have the meaning assigned to such term herein, except that the reference to “fifteen percent (15%) or more of any class of equity securities” in the definition of “Alternative Transaction Proposal” shall be deemed to be a reference to “eighty percent (80%) or more of its total voting power” and the reference to “fifteen percent (15%) or more of the assets and properties of the Company and its Subsidiaries, taken as a whole” shall be deemed to be a reference to “all or substantially all of the assets and properties of the Company and its Subsidiaries, taken as a whole.”

“Tax” (and, with correlative meaning, “Taxes”) means any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, capital gains, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, as well as all interest, penalties, fines, additions to Tax, deficiency assessments, charges or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any of the foregoing (whether payable directly or by withholding and whether or not requiring the filing of a Return), and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity.

“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Return” means any returns, declarations, reports, estimates, disclosures, elections, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

1.2 Additional Definitions. Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement in the sections set forth below.

Term	Section
Acceptance Time	Section 2.4(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.2(e)(iii)
Appraisal Shares	Section 3.9
Book-Entry Shares	Section 3.6(b)(i)
Bribery Act	Section 4.10(d)
Capitalization Time	Section 4.2(a)
Certificate	Section 3.6(b)(i)
Chosen Courts	Section 9.14
Closing	Section 3.4
Closing Date	Section 3.4
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 6.9(c)
Company Adverse Recommendation Change	Section 6.2(d)
Company Board Recommendation	Section 2.3(a)
Company Financial Statements	Section 4.6(b)
Company Joint Venture Agreement	Section 4.3(c)
Company Joint Venture Entity	Section 4.3(c)
Company Joint Venture Securities	Section 4.3(c)
Company Material Contract	Section 4.17(a)
Company Owned Real Property	Section 4.11(a)
Company Plans	Section 4.15(a)
Company SEC Documents	Section 4.6(a)
Confidentiality Agreement	Section 6.2(b)(i)
Continuing Directors	Section 2.4(a)
Continuing Employees	Section 6.9(a)

D&O Insurance	Section 6.7(b)
DGCL	Recitals
Dissenting Shares	Section 3.6(a)
Divestitures	Section 6.5(c)
Equity Commitment	Section 5.4(b)
Equity Interests	Section 4.2(b)
ERISA Affiliate	Section 4.15(a)
Excluded Shares	Section 3.6(a)
Expenses	Section 8.3(c)
FCPA	Section 4.10(d)
Indemnified Parties	Section 6.7(a)
Independent Directors	Section 2.4(b)
Initial Expiration Date	Section 2.1(d)
Leased Property	Section 4.11(b)
Merger	Recitals
Merger Consideration	Section 3.6(a)
Merger Effective Time	Section 3.3
Merger Fund	Section 3.8(a)
Merger Sub	Preamble
Money Laundering Laws	Section 4.10(b)
Offer	Recitals
Offer Commencement Date	Section 2.1(a)
Offer Conditions	Section 2.1(b)
Offer Documents	Section 2.2(a)
Offer Price	Recitals
Other Anticorruption Laws	Section 4.10(d)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Paying Agent	Section 3.8(a)(i)
Real Property Leases	Section 4.11(b)
Schedule 14D-9	Section 2.3(b)
Stockholder List Date	Section 2.3(c)
Surviving Corporation	Section 3.1
Tender and Support Agreement	Recitals
Termination Fee	Section 8.3(a)
Voting Company Debt	Section 4.2(b)

1.3 Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement or in any Exhibit are for convenience of reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(vi) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(viii) references to a person are also to its successors and permitted assigns;

(ix) references to “$” or monetary amounts are to the lawful currency of the United States;

(x) words importing the singular include the plural and vice versa and words importing gender include all genders;

(xi) time is of the essence in the performance of the parties’ respective obligations; and

(xii) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as practicable (but in no event later than ten (10) Business Days after the date of execution of this Agreement), Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer for all of the outstanding shares of Company Common Stock (other than Excluded Shares) for a price per share of Company Common Stock equal to the Offer Price (as adjusted as provided in Section 2.1(f)), subject to any deduction or withholding of Taxes required by applicable Law. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 promulgated under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”.

(b) As promptly as practicable on the later of: (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Company Common Stock tendered pursuant to the Offer and (ii) the earliest date as of which each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been satisfied or waived, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment all shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn). The obligation of Merger Sub to accept for payment shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as practicable after the acceptance for payment of any shares of Company Common Stock tendered pursuant to the Offer, Merger Sub shall pay for such shares of Company Common Stock.

(c) Parent and Merger Sub expressly reserve the right to increase the Offer Price. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Merger Sub shall (without the prior written consent of the Company):

(i) change or waive the Minimum Condition (as defined in Annex I);

(ii) decrease the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer;

(iii) reduce the Offer Price;

(iv) extend or otherwise change the expiration date of the Offer (except to the extent required pursuant to Section 2.1(d));

(v) change the form of consideration payable in the Offer; or

(vi) amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects the holders of Company Common Stock.

(d) Unless extended as provided in this Agreement, the Offer shall expire at 11:59 p.m. (New York City time) on the date (the “Initial Expiration Date”) that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE that is applicable to the Offer; provided, that in no event shall Merger Sub be required to extend the Offer beyond the Outside Date, (ii) if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then, to the extent requested in writing by the Company no less than two (2) Business Days prior to the applicable expiration date, Merger Sub shall extend the Offer for one or more periods ending no later than the Outside Date, to permit such Offer Condition to be satisfied; provided, however, that no individual extension shall be for a period of more than ten (10) Business Days, and (iii) Merger Sub may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 promulgated under the Exchange Act following the Acceptance Time. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn during such subsequent offering period as promptly as practicable after any such shares of Company Common Stock are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(e) The Offer may be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement), but only if this Agreement is validly terminated in accordance with Section 8.1 (and if this Agreement is validly terminated in accordance with Section 8.1, the Offer shall be terminated promptly thereafter). Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to promptly return, in accordance with applicable Law, all tendered Company Common Stock to the registered holders thereof promptly after any termination of the Offer.

(f) The Offer Price shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Company Common Stock occurring or having a record date on or after the date of this Agreement and prior to the payment by Merger Sub for the Company Common Stock.

2.2 Actions of Parent and Merger Sub.

(a) On the Offer Commencement Date, Parent and Merger Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain Merger Sub’s offer to purchase and related letter of transmittal (the forms of which shall be reasonably acceptable to the Company) and the related form of summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Company Common Stock as required by applicable Law.

(b) Parent and Merger Sub shall cause the Offer Documents to (i) comply in all material respects with the applicable requirements of the Exchange Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

(c) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC. Parent and Merger Sub shall (i) promptly provide the Company and its counsel with a copy of any written comments or a description of any oral comments received by Parent or Merger Sub (or by counsel to Parent or Merger Sub) from the SEC or its staff with respect to the Offer Documents and (ii) give the Company and its counsel a reasonable opportunity to review and comment on any response formulated in connection with such comments prior to filing thereof with the SEC. Each of Parent and Merger Sub shall respond as promptly as practicable to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company and provide such other assistance as may be reasonably requested in connection with any action contemplated by Section 2.2.

(d) To the extent required by the applicable requirements of the Exchange Act: (i) each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if such information shall have become false or misleading in any material respect and (ii) each of Parent and Merger Sub shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Common Stock.

(e) Parent shall cause to be provided to Merger Sub all of the funds necessary to purchase any Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

2.3 Actions by the Company.

(a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring the advisability of this Agreement, (ii) approving the Offer, the Merger and the other transactions contemplated by this Agreement, (iii) determining this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement to be advisable, fair to and in the best interests of the Company and the stockholders of the Company and (iv) recommending that, on the terms and subject to the conditions set forth herein, the stockholders of the Company accept the Offer, tender their Company Common Stock pursuant to the Offer and adopt this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, if required (the “Company Board Recommendation”); provided, however, that the Board of Directors of the Company may withdraw, modify or amend the Company Board Recommendation as provided by Section 6.2. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation to the extent such Company Board Recommendation is not withheld or withdrawn in accordance with Section 6.2. To the extent the foregoing recommendation has been amended or modified in accordance with Section 6.2, the Company hereby consents to the inclusion of such recommendation, as so amended or modified, in the Offer Documents. The Company represents that it has obtained all necessary consents to permit the inclusion in its entirety of the fairness opinion of Houlihan Lokey Capital, Inc. in the Schedule 14D-9. The Company has been advised by each of its directors and executive officers that each such person intends to tender all shares of Company Common Stock owned by such person pursuant to the Offer.

(b) On the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Stock to the extent required by applicable Laws) disseminate to holders of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.2, shall (x) contain the Company Board Recommendation, (y) reflect that the Merger is governed by Section 251(h) of the DGCL and (z) contain the notice and other information (including setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL). Except in connection with a Company Adverse Recommendation Change made in accordance with Section 6.2, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC. The Company shall: (i) promptly provide Parent and its counsel with a copy of any written comments and all correspondence and a description of any oral comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9, (ii) except with respect to any disclosure made relating to a Company Adverse Recommendation Change in accordance with Section 6.2, give Parent and its counsel a reasonable opportunity to review and comment on any response formulated in connection with such comments prior to the filing thereof with the SEC and (iii) respond promptly to any such comments. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the stockholders of the Company, shall not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. To the extent required by the applicable requirements of the Exchange Act: (A) each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect and (B) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required, to be disseminated to holders of Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent or Merger Sub that may be reasonably requested in connection with any action contemplated by this Section 2.3(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the stockholders of the Company together with the Offer Documents disseminated to the stockholders of the Company.

(c) In connection with the Offer, the Company shall instruct its transfer agent to furnish to Merger Sub a list, as of the most recent practicable date (the date of the list used to determine the record holders to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”), of the record holders of Company Common Stock and their addresses, as well as mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files in the Company’s possession or reasonably obtainable by the Company containing the names and address of the record or beneficial owners of the Company Common Stock as of the most recent practicable date. The Company will furnish Merger Sub with such additional information and assistance as Merger Sub may reasonably request for purposes of communicating the Offer to the record holders and beneficial holders of Company Common Stock. All information furnished in accordance with this Section 2.3(c) shall be held in confidence by Parent and Merger Sub in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Merger Sub only in connection with the communication of the Offer to the holders of Company Common Stock. The Company shall register the transfer of shares of Company Common Stock accepted for payment effective immediately after the time at which Merger Sub accepts for payment shares of Company Common Stock tendered and not properly withdrawn pursuant to the Offer; provided, that Merger Sub pays for such shares of Company Common Stock at or immediately after such transfer.

2.4 Board of Directors.

(a) After the first time that Merger Sub accepts for payment any Company Common Stock tendered pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, the Company will, upon Parent’s request and subject to compliance with applicable Law, take all actions reasonably necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Board of Directors of the Company (after giving effect to the directors elected or designated by Parent in accordance with this Section 2.4(a)) by (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent, Merger Sub or any of their respective Affiliates bears to the total number of shares of Company Common Stock outstanding at the Acceptance Time (determined on a fully-diluted basis but disregarding any unvested stock option and other unvested rights to acquire shares of Company Common Stock). The Company will take all actions reasonably necessary to permit Parent’s designees to be elected to the Board of Directors of the Company in accordance with this Section 2.4(a), including using commercially reasonable efforts to secure the resignation of directors, promptly filling vacancies or newly created directorships on the Board of Directors of the Company, increasing the size of the Board of Directors of the Company, and/or amending the Company Bylaws; provided, however, that prior to the Merger Effective Time, the Board of Directors of the Company shall always have at least three (3) Continuing Directors. The Company shall, upon Parent’s request following the Acceptance Time, and at all times thereafter, also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of (A) each committee of the Board of

Directors of the Company, (B) each board of directors (or similar body) of each Company Subsidiary and (C) each committee (or similar body) of each such board, in each case, to the extent permitted by applicable Law and the rules of the NYSE. For purposes of this Section 2.4(a), any and all members of the Board of Directors of the Company immediately prior to the Acceptance Time who remain on the Board of Directors of the Company after such designation by Parent pursuant to this Section 2.4(a) shall be referred to as “Continuing Directors”.

(b) In the event that Parent’s designees are elected or appointed to the Board of Directors of the Company pursuant to Section 2.4(a) hereof, until the Merger Effective Time, the Board of Directors of the Company shall have at least such number of directors as may be required by the rules of the NYSE or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”); provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or securities laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NYSE and the federal securities laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c) The Company’s obligation to cause Parent’s designees to be elected or appointed to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 2.4, so long as Parent shall have timely provided to the Company all information with respect to Parent and its designees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall promptly supply to the Company in writing, and shall be solely responsible for, all such information.

2.5 Actions by Directors. Following the election or appointment of Parent’s designees to the Board of Directors of the Company pursuant to Section 2.4(a), and until the Merger Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize: (a) any amendment to or termination of this Agreement by the Company; (b) any amendment to the Company Charter or Company Bylaws; (c) any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub; (d) any enforcement or waiver of compliance with any covenant of Parent or Merger Sub or any condition to any obligation of the Company or any exercise, enforcement or waiver of any right of the Company under this Agreement; (e) any Company Adverse Recommendation Change; and (f) any other consent or action by the Company or the Board of Directors of the Company with respect to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement. The authorization of any such matter by a majority of the Continuing Directors shall constitute the authorization of such matter by the Board of Directors of the Company, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter.

ARTICLE III

THE MERGER

3.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. The Merger shall be governed by Section 251(h) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.2 Charter and Bylaws.

(a) At the Merger Effective Time, the Company Charter shall be amended and restated in its entirety to read as set forth on Exhibit A. As so amended, the Company Charter shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Merger Effective Time, the bylaws of Merger Sub in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Corporation, except that the bylaws of the Surviving Corporation shall be amended as of the Merger Effective Time to change the name of the Surviving Corporation as used therein to “Blyth, Inc.”, until thereafter amended as provided therein or by applicable Law.

3.3 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Merger Effective Time”).

3.4 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1, the closing of the Merger (the “Closing”) shall occur as soon as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036 or at such other place as agreed to by the parties hereto.

3.5 Directors and Officers of the Surviving Corporation. From and after the Merger Effective Time, the directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

3.6 Effect on Stock. At the Merger Effective Time, as a result of and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than (i) Company Common Stock held by Parent, Merger Sub or the Company, (ii) Company Common Stock held by any Subsidiary of either the Company or Parent (other than Merger Sub) (such Company Common Stock contemplated by clauses (i) and (ii), “Excluded Shares”) and (iii) Company Common Stock with respect to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (“Dissenting Shares”)) shall be converted into the right to receive, in accordance with this Article III, an amount in cash equal to the Offer Price, without interest (the per share cash consideration to be issued to such holders of such Company Common Stock, the “Merger Consideration”).

(b) Cancellation of Company Common Stock.

(i) Each share of Company Common Stock converted into the right to receive Merger Consideration pursuant to Section 3.6(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Merger Effective Time represented any such Company Common Stock (each, a “Certificate”) or Company Common Stock represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration (less any required withholdings, including withholding of Taxes) upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article III.

(ii) Each Excluded Share issued and outstanding immediately prior to the Merger Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Merger Effective Time, the outstanding Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that no such adjustment shall result in any increase or decrease of the aggregate Merger Consideration. Nothing in this Section 3.6(d) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise specifically authorized or permitted to be taken pursuant to this Agreement.

3.7 Company Equity Awards.

(a) Restricted Shares. At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Surviving Corporation, or any holder of any Restricted Shares, each Restricted Share that is outstanding immediately prior to the Merger Effective Time (whether vested or unvested) shall be fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time, and, shall no longer be outstanding and shall be canceled, retired and shall automatically cease to exist and be converted into the right to receive (without duplication), in respect of each underlying share of Company Common Stock, an amount in cash from the Surviving Corporation (without interest and less any applicable Taxes required to be withheld with respect to such payment) equal to the Merger Consideration. As of the Merger Effective Time, each holder of a Restricted Share shall cease to have any rights with respect thereto, except pursuant to this Section 3.7(a). No interest shall be paid or accrued on any cash payable with respect to any Restricted Share. Prior to the Merger Effective Time, the Company shall take all actions necessary to effectuate this Section 3.7(a).

(b) Restricted Stock Units. At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Surviving Corporation or any holder of Restricted Stock Units, each Restricted Stock Unit that is issued and outstanding immediately prior to the Merger Effective Time (whether vested or unvested) shall be fully vested and shall be cancelled, with the holder of each such Restricted Stock Unit becoming entitled to receive (without duplication) from the Surviving Corporation an amount in cash (without interest and less any applicable Taxes required to be withheld with respect to such payment) equal to the product of (i) the Merger Consideration multiplied by (i) the number of shares of Company Common Stock subject to such Restricted Stock Unit held by such holder immediately prior to the Merger Effective Time. As of the Merger Effective Time, all Restricted Stock Units shall no longer be outstanding and shall automatically cease to exist, and each holder of a Restricted Stock Unit shall cease to have any rights with respect thereto, except pursuant to this Section 3.7(b). No interest shall be paid or accrued on any cash payable with respect to any Restricted Stock Units. Prior to the Merger Effective Time, the Company shall take all actions necessary to effectuate this Section 3.7(b).

(c) The Surviving Corporation shall pay the holders of Restricted Shares and Restricted Stock Units the cash payments described in this Section 3.7 through the Surviving

Corporation’s payroll as promptly as practicable after the Merger Effective Time, but in any event not later than the fifth (5th) Business Day after the Merger Effective Time; provided that notwithstanding anything in this Agreement, any payment in respect of a Restricted Stock Unit which immediately prior to such cancellation was subject to Section 409A of the Code shall be made on the applicable settlement date for such Restricted Stock Unit if required to comply with Section 409A of the Code.

(d) Company Actions. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Merger Effective Time, the Company, the Board of Directors of the Company and the compensation committee of such board, as applicable, (x) shall adopt any resolutions and amendments, and shall use reasonable best efforts to obtain any consents, waivers and releases (if any) from the holders any Restricted Shares and/or Restricted Stock Units, that may be necessary (or reasonably requested by Parent) to effectuate the provisions of this Section 3.7, in each case, in form and substance reasonably satisfactory to Parent, and shall take all such other actions, without incurring any liabilities in connection therewith, as Parent may deem to be necessary or reasonably required to give effect to the transactions contemplated by this Section 3.7. The Company shall take all steps necessary to provide that the 2003 Incentive Plan (as well as any outstanding awards under any such plans) shall be terminated effective as of the Closing.

3.8 Exchange of Certificates.

(a) Paying Agent.

(i) Prior to the Merger Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”). At or promptly following the Merger Effective Time, Parent shall deposit with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Certificates and Book-Entry Shares, cash in an amount equal to the aggregate Merger Consideration which such holders are entitled to receive pursuant to this Article III (such cash being hereinafter referred to as the “Merger Fund”). The Surviving Corporation shall be responsible for all fees and expenses of the Paying Agent.

(ii) The Merger Fund shall be invested by the Paying Agent as directed by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by Parent; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Company Common Stock following completion of the Merger pursuant to this Article III, and Parent shall take all actions necessary to ensure that the Merger Fund includes at all times following the Merger Effective Time cash sufficient to satisfy Parent’s then-remaining obligation under this Article III. Any and all interest and other income earned on the Merger Fund shall promptly be paid to Parent, or as Parent otherwise directs.

(iii) As promptly as practicable after the Merger Effective Time, but in no event more than three (3) Business Days following the Merger Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of Company Common Stock (other than holders of Excluded Shares) (A) a letter of transmittal (which shall be in customary form approved by Parent and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of such Certificates or transfer of such Book-Entry Shares to the Paying Agent) and (B) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Merger Consideration.

(iv) Upon (A) surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (B) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, each holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof in the form of a check to be mailed within three (3) Business Days of receipt by the Paying Agent of such Certificates or Book-Entry Shares, and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. The Merger Consideration paid in respect of such Company Common Stock upon their surrender for exchange in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock.

(b) Certificate Holder. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the applicable surrendered Certificate or the Book-Entry Share so transferred is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery of the Merger Consideration shall pay to the Paying Agent any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(c) No Further Ownership Rights. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Merger Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Merger Effective Time, and after the Merger Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) Termination of Merger Fund. Any portion of the Merger Fund that remains undistributed to the holders of Company Common Stock for six (6) months after the Merger Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as general unsecured creditors and subject to abandoned property, escheat or other similar laws for payment of its claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise irrevocably escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock (or with respect to all amounts payable pursuant to Section 3.7) pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable federal, state, local or foreign Tax Law. Any amounts so withheld shall be timely paid over to the appropriate Tax Authority. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock (or to the recipient of any amount payable pursuant to Section 3.7) in respect of which such deduction and withholding was made by Parent or the Paying Agent.

3.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Common Stock that are outstanding immediately prior to the Merger Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.6(a), but rather, the holders of Appraisal Shares shall be entitled only to payment of the fair value of such Appraisal Shares in accordance with Section 262 of the DGCL (and, at the Merger Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262 of the DGCL); provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 3.6(a). Any portion of the aggregate Merger Consideration made available to the Paying Agent pursuant to Section 3.8 to pay for Appraisal Shares will be returned to Parent upon demand. The Company shall notify Parent as promptly as reasonably practicable of any written demands received by the Company for appraisal of any Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, except as required by applicable Law, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or agree to do any of the foregoing.

3.10 Further Assurances. If, at any time before or after the Merger Effective Time, the Company, the Surviving Corporation or Parent reasonably believes or is advised that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, immunities, powers and franchises of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Merger Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall, and shall be authorized to, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the corresponding Section of the Company Disclosure Letter delivered to Parent by the Company concurrent with the execution of this Agreement and (b) the Company SEC Documents filed at least two days prior to the date hereof and publicly available on or after January 1, 2014 (but without giving effect to any amendment to any such Company SEC Documents filed on or after the date hereof and excluding any disclosure in such Company SEC Document (x) that is set forth under the captions “Risk Factors” or “Forward Looking

Statements” or (y) that is otherwise predictive, cautionary or forward-looking in nature), but it being understood that this clause (b) shall not be applicable to Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.22, Section 4.23 and Section 4.24, the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Organization. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and Company Bylaws in effect as of the date hereof. The Company is not in violation of any provision of any of its Company Charter or Company Bylaws.

4.2 Capitalization of the Company.

(a) The authorized capital stock of the Company consists solely of Fifty Million (50,000,000) shares of Company Common Stock and Ten Million (10,000,000) shares of Company Preferred Stock. As of the close of business on August 28, 2015 (the “Capitalization Time”), (i) 16,138,413 shares of Company Common Stock (including no shares of Restricted Shares) were issued and outstanding, (ii) 10,590,950 shares of Company Common Stock were held in treasury by the Company, (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 2,040,897 shares of Company Common Stock were reserved for issuance pursuant to the 2003 Incentive Plan (including, as of the Capitalization Time, there are no outstanding options to purchase shares of Company Common Stock or Company Preferred Stock, and 194,862 Restricted Stock Units relating to shares of Company Common Stock). All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as expressly set forth in this Section 4.2(a), no Company Common Stock (including Restricted Shares) have been, and no shares of capital stock that may be issued in connection with any outstanding Restricted Stock Units will be when issued in accordance with the terms thereof, subject to, or issued in violation of, preemptive and similar rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. Since the Capitalization Time, no Company Common Stock (including Restricted Shares), options to purchase shares of Company Common Stock or Company Preferred Stock, Restricted Stock Units or other Equity Interests of the Company or any of its Subsidiaries have been issued.

(b) There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of (or otherwise in respect of) any class of securities or other Equity Interests of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Subsidiary on any matter (“Voting Company Debt”). Except as set forth above or as listed on Section 4.2(b) of the Company Disclosure Letter, there are not (x) any shares of capital stock or other equity ownership interests, options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, profit participation rights, contingent value rights, restricted stock units, stock-based performance units or similar interests or rights (collectively, “Equity Interests”) in or of the Company issued or outstanding and (y) any commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other Equity Interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. As of the date hereof, there are not any outstanding contractual obligations of the Company or any of the Subsidiaries of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other Equity Interests in, the Company or any of the Subsidiaries of the Company.

(c) Neither the Company nor any of its Subsidiaries owns, or has in the past three (3) years owned, any shares of capital stock of Parent or any of its Subsidiaries.

(d) As of the date hereof, there is not outstanding any amount of indebtedness for borrowed money of the Company and/or any of its Subsidiaries other than the indebtedness set forth on Section 4.2(d) of the Company Disclosure Letter. With respect to such outstanding indebtedness, Section 4.2(d) of the Company Disclosure Letter also sets forth for each tranche or type of such outstanding indebtedness (i) the outstanding aggregate unpaid principal amount of each such trance or type of indebtedness as of the date hereof, (ii) the aggregate amount of accrued but unpaid interest thereon as of the date hereof and (iii) the aggregate amount of prepayment fees or premiums or similar costs that would be payable if the Merger were to be consummated on the date hereof and all such indebtedness was to be fully repaid and discharged on the date hereof in connection therewith.

4.3 Subsidiaries.

(a) Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date hereof. No Subsidiary is in violation of any provision of any of its certificate of incorporation or bylaws (or similar organizational documents).

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock and other Equity Interest of each Subsidiary. All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the outstanding capital stock or securities of, or other ownership interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction. Section 4.3(b) of the Company Disclosure Letter lists (i) each Subsidiary of the Company, (ii) its jurisdiction of incorporation or organization, (iii) the number and type of issued and outstanding shares of capital stock and other Equity Interests of the Subsidiaries and the record and beneficial owner of each such outstanding share of capital stock or other Equity Interest of the Subsidiaries and (iv) the location of its principal executive office.

(c) Section 4.3(c)(i) of the Company Disclosure Letter sets forth (i) the name of each Person (other than any Subsidiaries of the Company) in which the Company or any of its Subsidiaries owns, directly or indirectly, any Equity Interests (each Person referred to in this clause (i), a “Company Joint Venture Entity”), (ii) the number and percentage of the Equity Interests of each such Company Joint Venture Entity (collectively, the “Company Joint Venture Securities”) held by the Company, directly or indirectly, and, to the Knowledge of the Company, by each other Person holding any Company Joint Venture Securities and (iii) for each Company Joint Venture Entity, the outstanding Company Joint Venture Securities in such entity. Except as provided in any partnership, joint venture, shareholder, operating or similar agreement set forth in Section 4.3(c)(ii) of the Company Disclosure Letter providing for the sharing of any profits, losses or liabilities, including each agreement relating to the formation, creation, equity or other ownership interests, operation, management or control of any Company Joint Venture Entity (collectively, the “Company Joint Venture Agreements”), all of the Company Joint Venture Securities owned by the Company, directly or indirectly, are owned free and clear of any Encumbrance. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Joint Venture Agreements to which the Company or any Subsidiary of the Company is a party.

4.4 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, and, assuming the transactions contemplated hereby, including the Offer and the Merger, are consummated in accordance with Section 251(h) of the DGCL, to perform its obligations hereunder, to consummate the transactions contemplated hereby (including the Offer and the Merger). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b) The Board of Directors of the Company by resolutions duly adopted by vote at a meeting of the Board of Directors of the Company duly called and held at which all of the directors of the Company were present and have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) authorized, adopted and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iv) resolved to recommend that the Company Stockholders tender their shares of Company Common Stock into the offer and, if required, adopt and approve this Agreement, and (v) resolved that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following Acceptance Time, and such resolutions have not been rescinded, withdrawn or modified in any way.

4.5 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Law, (iii) the applicable requirements of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or blue sky Laws, (v) the applicable requirements of the NYSE, (vi) the filing of the Certificate of Merger or other documents as required by the DGCL and (vii) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in clauses (i) through (vi) in

Section 4.5(a) have been obtained and all filings and other obligations described in Section 4.5(a) have been made, conflict with or violate, in any material respect, any Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of any provision, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries except, with respect to clauses (iii) and (iv), for such Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as contemplated by this Section 4.5, no consent or approval of any other Person is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby.

4.6 SEC Reports and Financial Statements.

(a) The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by the Company to the SEC since January 1, 2012 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent then applicable) and (ii) did not at the time each such document was filed, contain, and in each case of filings made after the date hereof, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company has filed or furnished or is required to file or furnish any registration statements, prospectuses, reports, forms, statements, schedules, certifications or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), including each Company SEC Document filed after the date hereof until the Closing, (i) complied, as of their respective dates of filing with the SEC in all material respects with the published rules and regulations of the SEC with respect thereto and, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material in amount or effect). The consolidated balance sheets included in the Company Financial Statements fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated statements of income, consolidated statements of stockholders’

equity, and consolidated statements of cash flow included in the Company Financial Statements fairly presented in all material respects the consolidated results of the Company’s and its Subsidiaries’ operations, shareholders’ equity and cash flows for the respective periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material in amount or effect).

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act. Since the enactment of the Sarbanes Act, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or any Subsidiary or director of the Company or any Subsidiary. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary.

(d) The Company and its Subsidiaries have established and maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions and expenditures of the Company and its Subsidiaries are executed in accordance with management’s general or specific authorizations, (iii) regarding prevention or the timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company Financial Statements, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has (i) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) intended to ensure that material information (both financial and non-financial) is made known, in a timely manner, to management (including the principal executive officer and principal financial officer) of the Company by others within the Company to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents and (ii) disclosed, since December 31, 2013, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls. The Company has provided to Parent copies of documentation related to such disclosure contemplated in clauses (A) and (B) above. The management of the Company completed its assessment of the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting in compliance with the requirements of Rule 13a-15 under the Exchange Act and Section 404 of the Sarbanes Act for the fiscal year ended December 31, 2014, and such assessment concluded that as of December 31, 2014 such controls were effective.

(e) There are no supplements, amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the Company SEC Documents themselves. There are no unresolved comments received from the SEC staff with respect to the Company SEC Documents on or prior to the date hereof and the Company has made available, prior to the date hereof, to Parent true, complete and correct copies of all correspondence with the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2012 and prior to the date hereof. None of the Company SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation. The Company has made available to Parent a summary of all complaints relating to other matters made since December 31, 2012 through the Company’s whistleblower hot-line regarding possible violations of applicable Law.

(f) The Company is in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NYSE, and (ii) all provisions, rules, regulations and requirements of the Sarbanes Act and the Exchange Act.

4.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, other than Liabilities (a) reflected or reserved against in the consolidated audited balance sheet of the Company dated June 30, 2015 included in the Form 10-Q filed by the Company with the SEC on August 6, 2015 (or described in the notes thereto), (b) incurred since March 31, 2015, in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or (c) incurred in connection with an express provision of this Agreement.

4.8 Absence of Certain Changes. Since December 31, 2014 through the date hereof, (a) there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company and its Subsidiaries (i) have, in all material respects, conducted their businesses in the ordinary course consistent with past practice and (ii) have not taken any of the actions, or authorized the taking of any actions, prohibited by Section 6.1.

4.9 Litigation. There is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such, and neither the Company nor any of its Subsidiaries is subject to any Order that has had or is reasonably expected to have a material effect on the conduct of the Company’s business.

4.10 Compliance with Applicable Laws.

(a) Since January 1, 2012, the Company and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects, with all applicable Laws. Neither the Company nor any of its Subsidiaries is, and since January 1, 2012 none of them have been, in violation of all applicable Laws and no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation or review or alleged any violation of any applicable Law.

(b) (i) The Company and its Subsidiaries hold all material Governmental Permits and all such Governmental Permits are valid and in full force and effect, and (ii) the Company and its Subsidiaries are in material compliance with all such Governmental Permits and no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification. The Company and each of its Subsidiaries is and, since January 1, 2012, has been in material compliance with the terms of all Governmental Permits and no Governmental Permit shall cease to be effective as a result of the transactions contemplated by this Agreement.

(c) The Company is not an “investment company” under the Investment Company Act of 1940.

(d) None of the Company or any of its Subsidiaries or any of their respective directors, officers, employees, representatives, distributors, consultants or agents acting directly for or on behalf of the Company or its Subsidiaries has, in the course of his, her or its actions for, or on behalf of, any of them (i) made, offered, promised, or authorized any illegal contributions, gifts, entertainment or payments of other expenses, in each case from corporate funds, related to political activity, (ii) made, offered, promised, or authorized the giving of anything or value, or any direct or indirect unlawful payments to any foreign or domestic Government Official for the purpose of (A) influencing any act or decision of such person in their capacity as a Government Official; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; or (D) inducing a Government Official to influence or affect any act or decision of any Government Authority, in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage, (iii) made, offered, promised, or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature to any Government Official or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act 2010 (the “Bribery Act”) or any other applicable Laws, regulations or conventions to which the Company or any of its Subsidiaries is subject relating to corruption (governmental or commercial), bribery, money laundering, political contributions or gifts, entertainment, and gratuities, involving or to any Governmental Authority or any Government Official or commercial entity, including all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively, “Other Anticorruption Laws”). Since January 1, 2010, none of the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA, the Bribery Act or any Other Anticorruption Law. Neither the Company nor its Subsidiaries have received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing in this Section 4.10(d).

(e) None of the Company’s directors, officers, employees, representatives, distributors, consultants or agents acting directly for or on behalf of the Company is currently a Sanctions Target or is located, organized or resident in a country or territory that is a Sanctions Target.

(f) At no time during the prior five (5) years has the Company, any of its Subsidiaries, or any of their directors, officers, employees, representatives, distributors, consultants or agents acting directly for or on their behalf violated applicable Sanctions Laws and Regulations.

(g) At no time during the prior five (5) years has the Company, any of its Subsidiaries, or any of their directors, officers, employees, representatives, distributors, consultants or agents knowingly engaged in any dealings or transactions with any person, or in any country or territory, that is a Sanctions Target, nor is the Company or any its Subsidiaries currently engaged in any such activities.

(h) The operations of the Company and its Subsidiaries have been conducted at all times in compliance with the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Government Authority (collectively, the “Money Laundering Laws”). No proceeding by or before any Government Authority involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, is threatened.

(i) The Company and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, distributors, consultants, representatives, third parties, and Government Officials in accordance with generally accepted accounting principles.

4.11 Properties.

(a) Section 4.11(a) of the Company Disclosure Letter is a true, correct and complete list of all real property owned in whole or in part (including as a tenant in common or similar co-ownership with one or more third parties) by the Company or any of its Subsidiaries in fee (collectively, the “Company Owned Real Property”) and includes an identification of such property (e.g., an address, a metes and bounds description, a tax map identification or other specification), the name of the record title holder thereof and a list, as of the date hereof, of all indebtedness for borrowed money secured by an Encumbrance thereon. The Company or one of its Subsidiaries, as the case may be, (i) holds good, insurable and marketable title in fee simple to all Company Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrance), (ii) except as set forth in Section 4.11(a) of the Company Disclosure Letter, has an owner title insurance policy insuring such good and marketable title with respect to each Company Owned Real Property, (iii) has no Knowledge of any threatened condemnation proceeding with respect to any Company Owned Real Property and (iv) is not obligated or bound by any option, obligation or right of first refusal or contractual right to purchase or acquire any real property or interest therein. The Company or a Subsidiary, as the case may be, has good and valid title to the easements used by the Company and its Subsidiaries, except as does not materially adversely impair the use or occupancy of the property or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

(b) Section 4.11(b) of the Company Disclosure Letter is a true, correct and complete list of all real property leases to which the Company or any of its Subsidiaries is a party (as lessee, sublessee, sublessor or lessor) and each amendment thereto (the “Real Property Leases”) and includes an identification of such property (e.g., an address, a metes and bounds description, a tax map identification or other specification) and the identity of the lessor, lessee and current occupant (if different from the lessee). Each premises subject to a Real Property Lease is hereinafter referred to as a “Leased Property”. The Company has made available to Parent a true, correct and complete copy of each Real Property Lease. Neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. With respect to each Real Property Lease: (i) such Real Property Lease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Real Property Lease, is in material breach or violation of, or in material default under, such Real Property Lease, (iii) the Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Property under such Real Property Lease has not been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Real Property Lease, (iv) neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to such Real Property Lease, (v) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would result in such a material breach or violation of, or a material default under, such Real Property Lease, or permit the termination, modification or acceleration of rent under such Real Property Lease, (vi) there is no pending, or to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Property, (vii) the use and occupancy of the Leased Property by the Company or its Subsidiaries complies, in all material respects, with all applicable zoning restrictions or other Laws and (viii) the transactions contemplated by this Agreement do not require the consent or approval of (or notice to) any other party to any Real Property Lease, will not result in a breach of or default under any such Real Property Lease, or otherwise cause any such Real Property Lease to cease to be valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(c) Each of the Company and its Subsidiaries (i) has good and valid title to all of its material properties, assets and other rights that would not constitute real property (other than Intellectual Property), free and clear of all Encumbrances and (ii) owns, has valid and binding leasehold interests in or valid and binding contractual rights to use, all of the material assets and properties, tangible and intangible (other than Intellectual Property), used by its business free and clear of all Encumbrances, in each case, except for Permitted Encumbrances and other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.12 Tax.

(a) The Company and each of its Subsidiaries (i) has properly completed and timely filed (or had timely filed on its behalf) all material foreign, federal, state, local and municipal Tax Returns required to be filed by it, taking into account any extensions of time within which to file such Tax Returns, all such Tax Returns are true, correct and complete in all material respects, and all amounts shown as owing on such Tax Returns have been paid in full, and (ii) has timely paid (or will timely pay) all material Taxes required to be paid by it prior to the Closing Date, except with respect to matters contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP on the Company Financial Statements or, in the case of Taxes not yet due and payable or that will not be due and payable by the Closing Date (but that are for periods ending on or prior to the Closing Date), for which the Company has established an adequate accrual or reserve in accordance with GAAP in the Company Financial Statements.

(b) Neither the Company nor any of its Subsidiaries has received any notification from any Tax Authority regarding any issues that (i) are currently pending before any Tax Authority regarding the Company or any of its Subsidiaries, or (ii) have been raised by any Tax Authority and not yet finally resolved.

(c) No Encumbrances with respect to material Taxes are currently in effect against any of the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(d) No federal, state, local or foreign audit, examination or contest or similar proceeding is presently pending with regard to any material Taxes or Tax Returns of the Company or its Subsidiaries and no such audit is threatened in writing.

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(f) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for state, local or foreign Tax purposes, other than the group of which the Company (or any of its Subsidiaries) is the common parent or (ii) any Liability for or in respect of the Taxes of, or determined by reference to the Tax Liability of, another Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any of its Subsidiaries have any Liability or potential Liability to another party under any such agreement.

(h) No written claim that has not been resolved has ever been made, and to the Knowledge of the Company, no other claim that has not been resolved has ever been made, in each case, against the Company or any of its Subsidiaries by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any one of them is or may be subject to Tax by that jurisdiction.

(i) The Company and its Subsidiaries have withheld and paid to the proper Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party.

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(k) The Company is not a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a U.S. real property holding corporation during the five (5) year period ending on the Closing Date.

(l) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations or similar provision of state, local or foreign Tax Law.

(m) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise.

(n) The Company has made available to Parent or its legal or accounting representative copies of all material Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2012.

(o) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), or any election pursuant to Section 108(i) of the Code (or any corresponding provision of state, local or foreign Tax law) made with respect to any taxable period ending on or prior to the Closing Date.

4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of: all Owned Intellectual Property that is registered, applied for, filed or recorded with any Governmental Authority, including the owner, registration or application number, applicable filing jurisdiction and, solely with respect to domain names, the applicable registrar and material unregistered trademarks. Each item of material Owned Intellectual Property listed in Section 4.13(a) of the Company Disclosure Letter has not expired, been cancelled, or been abandoned and (other than patent applications) is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to each item of material Owned Intellectual Property listed in Section 4.13(a) of the Company Disclosure Letter, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances), or have a valid and enforceable right to use the Non-Owned Intellectual Property.

(b) The Company Intellectual Property includes all of the Intellectual Property necessary or advisable for the conduct of business of the Company and its Subsidiaries as currently conducted in all material respects or as currently contemplated to be conducted all of which rights shall survive the consummation of the transactions contemplated by this Agreement unchanged.

(c) Except for defaults and infringements which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (i) neither the Company nor any of its Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use Company Intellectual Property, (ii) no Owned Intellectual Property is being infringed, violated, or misappropriated by any third party, (iii) neither the Company nor any of its Subsidiaries is infringing, violating, or misappropriating any Intellectual Property of any third party, including through the manufacture, use, sale, or rendering of any product or service by the Company, and (iv) during the past two (2) years, neither the Company nor any of its Subsidiaries has received any written notice or claim (A) asserting that any such infringement, violation, or misappropriation has or may have occurred, (B) inviting the Company or any of its Subsidiaries to take a license under a patent or any other Intellectual Property owned by a third party or (C) from any current or former employee or independent contractor claiming ownership of any Owned Intellectual Property.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending or, to the Knowledge of the Company, threatened Action, Order or dispute regarding the ownership of, or use by, the Company or any of its Subsidiaries of any Company Intellectual Property and (ii) the consummation by the Company of the transactions contemplated hereby will not result in the loss of use of any Company Intellectual Property.

(e) The Company and its Subsidiaries have taken all reasonable measures to maintain, protect and enforce their respective rights in the Company Intellectual Property, including the confidentiality and value of all trade secrets included therein.

(f) There are no covenants not to sue, consent decrees, settlement agreements, legal judgments, or legal orders that restrict the rights of the Company or its Subsidiaries to use, transfer, license or enforce any of the Company Intellectual Property.

(g) In each case in which the Company or any of its Subsidiaries has engaged or hired a third party for the purpose of developing or creating any Intellectual Property for any of them, or the Company or any of its Subsidiaries has acquired or purported to acquire ownership of any Intellectual Property rights from any person, in each case, that is material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted, the Company or any of its Subsidiaries, as the case may be, has obtained a valid and enforceable assignment sufficient, without the need for further payment or other compensation to irrevocably transfer all such Intellectual Property rights (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries and, in the case of any such Intellectual Property rights that are Owned Intellectual Property, the Company or any of its Subsidiaries has recorded each such assignment with respect thereto with the relevant government authority.

4.14 Information Technology; Security & Privacy.

(a) The Company and each of its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technologies and procedures that are consistent with industry standards and best practices. To the Knowledge of the Company and except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) no Person has gained unauthorized access to any of the Company’s or any of its Subsidiaries’ information technology systems, (ii) there has been no unauthorized access to any Personal Information or other customer, employee and other personally identifiable information held by the Company or any of its Subsidiaries and (iii) the information and data processed and/or stored by the Company or any of its Subsidiaries in connection with the operation of its respective business has not been corrupted or compromised.

(b) The IT Assets operate and perform in accordance with the Company’s and its Subsidiaries’ internal standards as well as any applicable warranties, documentation, and functional specifications, and otherwise as currently required by the Company and its Subsidiaries, except where such failure of compliance, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The IT Assets have not materially malfunctioned, been materially breached, or failed within the past five (5) years. The IT Assets do not contain any “time bombs,” “trojan horses,” “back doors,” “trap doors,” worms, viruses, bugs, spyware, keylogger software, or other faults or malicious devices that could adversely impact the functionality of the IT Assets or allow third parties to track or monitor activity using such IT Assets, except such faults or malicious devices that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the IT Assets contain, incorporate, include, or are embedded with any shareware, freeware open source code, or other software subject to a general public license or other public or similar licensing regime, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.15 Employee Benefits.

(a) Section 4.15(a) of the Company Disclosure Letter contains a true, correct and complete list of each material Company Plan maintained in the United States primarily for the benefit of employees of the Company or any of its Subsidiaries working in the United States. For purposes of this Agreement, the term “Company Plan” means any employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”), for the benefit of any current or former employee, independent contractor or director of the Company, or any of its Subsidiaries or any ERISA Affiliate, under which the Company or any of its Subsidiaries would reasonably be expected to have any liability. Except as required by applicable Law, none of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Plan or modify or change any existing Company Plan.

(b) Each material Company Plan maintained outside of the United States primarily for the benefit of employees of the Company or any of its Subsidiaries working outside of the United States (such plans hereinafter being referred to as Non-U.S. Company Plans) are listed on Section 4.15(b) of the Company Disclosure Letter.

(c) With respect to each material Company Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (1) the Company Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (2) a written description of such Company Plan if such plan is not set forth in a written document, (3) the most recently prepared actuarial report, (4) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (5) the most recent IRS determination or opinion letter, (6) the most recent annual report (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (7) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three years with respect to any Company Plan.

(d) There has been no amendment to, written interpretation of or announcement by the Company relating to, or change in employee participation or coverage under, any Company Plan that would increase materially the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(e) No Company Plan is or has at any time within the previous six (6) years been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) that remains unsatisfied under, any Company Plan covered by Title IV of ERISA or any Multiemployer Plan (as defined in Section 3(37) of ERISA). Each Company Plan (including any related trusts), has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. Neither the Company, any Company Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in a transaction that would reasonably be expected to result in a civil penalty under Sections 409 or 502(i) of ERISA. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title 1 of ERISA with respect to any Company Plan.No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Company Plan, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(f) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust, and no circumstances exist which could reasonably be expected to result in liability to the Company or its Subsidiaries in respect of such qualified status.

(g) There are no pending or, to the Knowledge of the Company, threatened, Actions or audits involving any Company Plan or by any current or former employee, independent contractor or director against the Company or any of its Subsidiaries.

(h) Except as required by applicable Law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(i) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Plan, (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Merger Effective Time, (v) otherwise give rise to a material liability under any Company Plan, (vi) require a “gross-up,” indemnification for or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

4.16 Labor.

(a) The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements to which the Company is bound that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union or labor organization or works council with respect to their employment with the Company or its Subsidiaries.

(b) No labor union, labor organization, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities with respect to any employees of the Company or its Subsidiaries

(c) There are (x) no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, and (y) no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting the Company or its Subsidiaries, and no labor dispute is, to the Knowledge of the Company, threatened.

(d) The Company and its Subsidiaries are and have been in material compliance with all Laws respecting employment and employment practices, including but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation), all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e) All persons who have performed services for the Company or any of its Subsidiaries and have been classified as independent contractors, and all persons who have performed services for the Company or any of its Subsidiaries in the United States and have been classified as exempt employees not entitled to overtime pay, have been at all times properly classified as such in accordance with applicable Law.

4.17 Material Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner and no such Contract has been amended or modified, except for such amendment or modifications which have been filed as an exhibit to a subsequently dated and filed Company SEC Document filed before the fourth (4th) Business Day immediately prior to the date hereof. As of the date hereof, except as set forth in Section 4.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a “Company Material Contract”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract or mortgage relating to indebtedness for money, whether as a borrower or a lender, or guaranteed indebtedness for money borrowed of any Person (other than the Company and its Subsidiaries), in each case in excess of $500,000;

(iii) any Contract that (A) limits, restricts or prohibits the Company or any of its Subsidiaries (or, after giving effect to the transactions contemplated by this Agreement, would limit, restrict or prohibit Parent or any of its Affiliates) from participating or competing in any line of business, market or geographic area, (B) contains most favored nation provisions, (C) grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person or (D) could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Merger Effective Time, Parent or any of its Subsidiaries);

(iv) any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(v) any Contract between the Company and any of its Affiliates;

(vi) any Contract relating to the license or development of Intellectual Property;

(vii) any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given material product or service from a given third party;

(viii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(ix) any Contract in connection with any material hedge, collar, option, forward purchasing, swap, derivative or similar Contract;

(x) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets or properties in excess of $250,000, other than Contracts relating to the acquisition of raw materials or the disposition of inventory, in each case in the ordinary course of business;

(xi) any Contract which was entered into after January 1, 2011 and relates to the acquisition, disposition, purchase or sale, directly or indirectly, by merger, capital contribution or otherwise, of substantially all of the capital stock, substantially all of the assets or material line of business of the Company or any current or former Subsidiary or is currently in effect and contains a put, call right of first refusal, right of first offer or other right pursuant to which the Company or any of its Subsidiaries could be required to acquire, dispose of, purchase or sell, as applicable, substantially all of the capital stock, substantially all of the assets or material line of business of the Company or any current or former Subsidiary;

(xii) without limiting Section 4.17(a)(xiv), any Contract that obliges the Company or any of its Subsidiaries to make any earn-out payments or other contingent payments (but not indemnification payments) in connection with the acquisition or divestment of a business or Person by the Company or any of its Subsidiaries, which have not been paid in full as of the date hereof;

(xiii) any Contract containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person where such commitment remains in effect as of the date hereof;

(xiv) any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement;

(xv) any Contract the termination of which would reasonably be expected to have a Company Material Adverse Effect;

(xvi) any Contract which is with any Governmental Authority and contains any continuing obligations;

(xvii) any Contract which obligates the Company or any of its Subsidiaries to make a loan or capital contribution to, or investment in excess of two hundred fifty thousand dollars ($250,000) in any Person other than loans to any Subsidiary and advances to employees in the ordinary course of business consistent with past practice or (y) obligates the Company or any of its Subsidiaries to provide a guarantee that would reasonably be expected to result in payments in excess of two hundred fifty thousand dollars ($250,000) other than guarantees by the Company or any of its Subsidiaries of another Subsidiary’s obligations;

(xviii) any other Contract that contains outstanding obligations in excess of five hundred thousand dollars ($500,000) or that is otherwise material to the condition (financial or otherwise), business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole;

(xix) any Contract pursuant to which the Company or any of its Subsidiaries received during calendar year 2014 or expects to receive during calendar year 2015 payments in excess of two hundred fifty thousand dollars ($250,000); or

(xx) any Contract which commits the Company or any of its Subsidiaries to enter into any of the foregoing.

(b) As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of all Company Material Contracts, including any amendment thereto.

(c) Except as set forth or described on Section 4.17(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in material breach or violation of, or in material default under, any Company Material Contract, (ii) with respect to either the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to a Company Material Contract, no event has occurred or circumstance exists which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (iii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto.

4.18 Environmental Matters.

(a) The Company and each of its Subsidiaries have conducted their business in all material respects in compliance with all, and have not violated any, applicable Environmental Law.

(b) The Company and each of its Subsidiaries (i) have obtained all material Governmental Permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws with respect to the Company Owned Real Property and Leased Property and (ii) are in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws.

(c) (i) There are no pending or, to the Knowledge of the Company, threatened, Actions under, or pursuant to, Environmental Laws against the Company or any of its Subsidiaries or involving (A) any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries or, (B) to the Knowledge of the Company, any other property at which Hazardous Substances generated, or allegedly generated, by the Company or any of its Subsidiaries were, or allegedly were, treated, stored, Released or disposed and (ii) there is no unremediated past violation of Environmental Law, or proceeding preventing continued compliance with Environmental Law, or which would reasonably be expected to give rise to any environmental Liability, or form the basis of any Action against the Company or any of its Subsidiaries based on or resulting from the use, production, manufacture, treatment, storage, transportation, handling, generation, disposal, processing, Release or threatened Release into the environment, of any Hazardous Substances or otherwise relating to protection of human health or the environment, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole.

(d) The Company and each of its Subsidiaries have received no written allegations of any material Liabilities under any Environmental Law and, there are no such allegations pending or, to the Knowledge of the Company, threatened.

(e) There has been no Release or threatened Release of any Hazardous Substances at, on, under or from any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any other property in a manner that would reasonably be expected to give rise to any material Liability to the Company or its Subsidiaries under any Environmental Laws.

(f) No underground storage tanks or other underground storage receptacles for Hazardous Substances are located on any Company Owned Real Property or Leased Property and no Company Owned Real Property or Leased Property contains any Hazardous Substances that would reasonably be expected to give rise to any environmental Liability.

4.19 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Offer Documents or (b) the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company Stockholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub that is contained (including by incorporation by reference) in any of the foregoing documents.

4.20 Insurance. The Company has delivered to Parent prior to the date of this Agreement copies of all insurance policies which are maintained by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect, are in such amounts and cover such losses and risks as are consistent with industry practice and, in the reasonable judgment of senior management of the Company, are adequate to protect the properties and businesses of the Company and its Subsidiaries and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation of any such insurance policy or is in breach of, or default under, and to the Knowledge of the Company, no event has occurred which, with the notice or lapse of time, would constitute such a breach or default under, or permit termination or modification under, any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

4.21 Interested Party Transactions. During the preceding three (3) years, no event has occurred nor are there any proposed events that (if proposed but not consummated or executed, if consummated or executed) would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC and have not been disclosed in the Company SEC Documents filed prior to the date hereof.

4.22 State Takeover Statutes. The Company and the Board of Directors of the Company have taken all action necessary to exempt this Agreement, the Offer, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and, accordingly, no such Section 203 nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal Laws apply to this Agreement or any of the transactions contemplated hereby. The Company does not have in effect and is not otherwise bound by any stockholder rights plan, “poison pill” anti-takeover plan or similar device.

4.23 Opinion of Financial Advisor. The Company has received the opinion of Houlihan Lokey Capital, Inc., to the effect that, as of the date of such opinion, the consideration to be received by the Company Stockholders in the Offer and the Merger is fair, from a financial point of view to the Company Stockholders. A copy of such opinion will be delivered to Parent promptly upon receipt thereof by the Company.

4.24 Brokers. Except for fees payable to Houlihan Lokey Capital, Inc. pursuant to an engagement letter, a copy of which has been provided to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

4.25 Absence of Indemnifiable Claims, etc. There are no pending claims and, to the Knowledge of the Company, no facts that would reasonably entitle any director or officer of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable Law, the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws or other organizational or governance documents of any of the Subsidiaries of the Company, any insurance policy maintained by the Company or its Subsidiaries or any indemnity agreements of the Company or similar agreements to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is or may be bound.

4.26 Product Liability; Warranty Claims. Section 4.26 of the Company Disclosure Letter is a true, correct and complete schedule showing the material product liability experience of the Company and each of its Subsidiaries during the three (3) years prior to the date hereof. Section 4.26 of the Company Disclosure Letter identifies the date of each material product liability claim, the name of the product involved, the amount claimed as damages, the nature of the injury or other loss and the current status of the claim and other than as provide therein, there has been no material claim, notice of claim, demand, investigation or other indication in writing or otherwise, received by the Company or any current or former Subsidiaries, or to the Knowledge of the Company, threatened, nor is there, to the Knowledge of the Company, any valid basis for any such legal proceeding or suit respecting death, personal injury, damage to property or other loss or dangerous condition that was or was claimed to be related to or caused by a defect or alleged defect in design, manufacture, materials or workmanship of any product that was manufactured, distributed, delivered or sold by or on behalf of any the Company or any of their current or former Subsidiaries, an alleged failure to warn, or an alleged breach of implied warranties or representations, or any basis for the assertion of any such claim by any Person. To the Knowledge of the Company, there has not been any Recall conducted with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not undertake any Recall. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by the Company or any of its Subsidiaries have complied in all material respects with all requirements established by any applicable Law of any Governmental Authority.

4.27 Customers & Suppliers.

(a) Based on billings during each of the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, there were no customers of the Company and its Subsidiaries that generated revenue for the Company and its Subsidiaries during each such fiscal year that represented more than 1% of the consolidated total sales of the Company and its Subsidiaries represented by sales to customers during such year.

(b) Section 4.27(b) of the Company Disclosure Letter sets forth a true and complete list of (i) the names of the top ten (10) suppliers of the Company and its Subsidiaries on a consolidated basis based on expenses during each of the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, (ii) the amount for which each such supplier invoiced the Company and its Subsidiaries during each such fiscal year and (iii) the percentage of the consolidated total expenses of the Company and its Subsidiaries represented by sales to each such supplier during each such year.

(c) In the three (3) years prior to the date hereof, none of the Company nor any of its Subsidiaries has received any notice that any supplier set forth on Section 4.27(b) of the Company Disclosure Letter may cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries or limit its services, supplies or materials to the Company or any of its Subsidiaries, or its usage or purchase of the services and products of the Company and its Subsidiaries either as a result of the transactions contemplated hereby or otherwise.

4.28 Vote Required. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the Company Stockholders is necessary to authorize this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement.

4.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries makes or shall be deemed to have made any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided by or on behalf of the Company or any of its Subsidiaries, in each case, with respect to the transactions contemplated hereby and the Company and its Subsidiaries disclaim any liability or indemnification obligation or other obligation of any kind resulting from any such representation or warranty, whether by or on behalf thereof, or any estimates, projections, forecasts or other forward-looking information or business plans provided by the Company or its Subsidiaries or any of their Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Letter, Parent represents and warrants to the Company as follows:

5.1 Organization; Standing and Power. Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing under the laws of state of Delaware, (b) has all requisite limited liability company or corporate (as applicable) power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign limited liability company or corporation (as applicable), and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the certificate of formation and limited liability company agreement of Parent and the certificate of incorporation and bylaws of Merger Sub in effect as of the date hereof. Parent and Merger Sub are not in violation of any provision of any of their respective organizational documents.

5.2 Authorization.

(a) Each of Parent and Merger Sub has all requisite limited liability company and corporate (as applicable) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Offer and the Merger). The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company or corporate (as applicable) action on the part of Parent and Merger

Sub and no other limited liability company or corporate (as applicable) proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b) The sole member of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, Parent and its equityholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

5.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Law, (iii) the applicable requirements of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or blue sky Laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in clauses (i) through (v) in Section 5.3(a) have been obtained and all filings and other obligations described in Section 5.3(a) have been made, conflict with or violate, in any material respects, any Law or Order applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) require any consent or notice, or result in any violation or breach of any provision, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any (A) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to which Parent or Merger Sub is a party or by which it or any of its respective properties or assets may be bound or (B) to the knowledge of Parent, any non-compete or similar agreement other than any agreement to which the Company or any of its affiliates, officers or employees is a party or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent or Merger Sub except, with respect to clause (iv), for such Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.4 Financing.

(a) Parent has, or will have, sufficient funds available to consummate the transactions contemplated hereby.

(b) Simultaneously with the execution and delivery of this Agreement, Parent has provided to the Company a true and correct copy of the fully executed commitment letter from the Carlyle U.S. Equity Opportunity Fund, L.P. (the “Equity Commitment”), pursuant to which the Investor (as defined in the Equity Commitment) have committed, upon the terms and conditions set forth therein, to provide to Parent or Merger Sub equity financing in the cash amount set forth therein (the “Equity Commitment Amounts”) in connection with the transactions contemplated by this Agreement. The Equity Commitment is in full force and effect and are valid and binding obligations of Parent and the other parties thereto, all fees that are payable on or prior to the date of this Agreement have been paid in full and all other fees required to be paid thereunder will be duly paid in full when due and the Equity Commitment has not been terminated or amended or otherwise modified in any respect, and there is no breach existing thereunder. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in this Agreement (i) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or a breach or a failure to satisfy a condition precedent on the part of any of Parent or Merger Sub under any Equity Commitment, and Parent and Merger Sub have no reason to believe that the financing contemplated by the Equity Commitment will not be consummated as contemplated therein. Assuming the accuracy of the representations and warranties of the Company set forth herein including, without limitation, Section 4.2, compliance by the Company of its covenants and obligations hereunder, satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Offer and the Merger and subject to the terms and conditions set forth in the Equity Commitment, neither Parent nor Merger Sub is, as of the date hereof, aware of any fact, occurrence or condition that would cause the commitments provided for in the Equity Commitment to be terminated or ineffective or any of the conditions therein not to be satisfied at or prior to the Merger Effective Time. The equity investments by the Investors under the Equity Commitment is not subject to any condition other than as expressly set forth in the Equity Commitment or to any contingencies that would permit the Investors to reduce the total amount of the Equity Commitment Amounts. Parent and Merger Sub expressly agree that in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Equity Commitment) by Parent, Merger Sub or any Affiliate be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

5.5 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

5.6 Brokers. Except for fees payable to Threadstone Partners, LLC, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Merger Sub or any of their respective Affiliates.

5.7 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Offer Documents or (b) the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

5.8 Certain Arrangements; Investments. Neither Parent nor Merger Sub is, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

5.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Parent nor Merger Sub or any other Person on behalf of Parent or Merger Sub or any of their respective Subsidiaries make or shall be deemed to have made any other express or implied representation or warranty with respect to the Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, in each case, with respect to the transactions contemplated hereby and Parent, Merger Sub or any of their respective Subsidiaries disclaim any liability or indemnification obligation or other obligation of any kind resulting from any such representation or warranty, whether by or on behalf thereof.

ARTICLE VI

COVENANTS

6.1 Conduct of Business. From the date hereof until such time as Parent’s designees shall constitute a majority of the Board of Directors of the Company or the earlier termination of this Agreement in accordance with its terms, except (a) as expressly required or expressly contemplated by this Agreement, (b) set forth on Section 6.1 of the Company Disclosure Letter, (c) as required by applicable Law or (d) as consented to in writing by Parent, which consent may not be unreasonably withheld, conditioned or delayed, the Company will, and will cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors, Governmental Authorities and other third parties and to keep available the services of its current officers and employees, (iii) use its reasonable best efforts to protect the Company Intellectual Property, and to avoid infringing, violating, or misappropriating any Intellectual Property of any third party, to the end that the Company’s and its Subsidiaries’ goodwill and ongoing business shall not be impaired in any material respect as of the Closing Date and (iv) comply in all material respects with all Laws, order and Governmental Permits applicable to them. In addition to and without limiting the generality of the foregoing, from the date hereof until such time as Parent’s designees shall constitute a majority of the Board of Directors of the Company or the earlier termination of this Agreement in accordance with its terms, except (w) as expressly required or expressly contemplated by this Agreement, (x) set forth on Section 6.1 of the Company Disclosure Letter, (y) as required by applicable Law or (z) as consented to in writing by Parent, which consent may not be unreasonably withheld, conditioned or delayed:

(a) Governing Documents. The Company shall not amend or restate, or propose to amend or restate the Company Charter or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend or restate its certificate of incorporation or bylaws or similar organizational or governance documents;

(b) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any Equity Interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any Equity Interests of the Company or any of its Subsidiaries, (ii) enter into any amendment of any term of any of its outstanding securities (including, for the avoidance of doubt, any option to purchase any shares of Company Common Stock or Company Preferred Stock, Restricted Shares or Restricted Stock Units) or (iii) accelerate the vesting of any Equity Interests to the extent that such acceleration of vesting does not occur automatically under the terms of any such Equity Interests or plans governing such Equity Interests;

(c) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any tangible property or assets of the Company or any of its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice or otherwise in the ordinary course of business consistent with past practice in an amount not to exceed $75,000 individually and $250,000 in the aggregate;

(d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) acquire (including exercising any rights to acquire) or agree to acquire by merger, consolidation or otherwise, or by purchasing any Equity Interest or debt securities in or any assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or any other assets or (ii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Offer and the Merger), except that (A) a Subsidiary of the Company may merge with another Subsidiary of the Company, (B) inventory and raw materials in the ordinary course of business consistent with past practice, and (C) any assets for a consideration that is not individually in excess of $75,000 or in the aggregate not in excess of $250,000;

(e) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of the capital stock of the Company, (ii) reclassify, combine, split or subdivide any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its or its Subsidiaries’ capital stock or (iii) redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend, any Equity Interests of the Company or any of its Subsidiaries (other than in connection with the settlement of Restricted Stock Units);

(f) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practice not to exceed $250,000 in the aggregate, or (B) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in any wholly-owned Subsidiary of the Company, (ii) incur, assume, modify, redeem, cancel or repurchase any indebtedness or issue any debt securities, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any of the wholly-owned Subsidiaries of the Company or (vi) enter into any arrangement having the economic effect of any of the foregoing;

(g) Material Contracts. The Company shall not, and shall not permit any of its Subsidiaries to, (i)(A) amend, change, cancel, terminate, renew, extend or request any change in, or agree to any change in any Company Material Contract, other than expirations of Company Material Contracts in accordance with their terms, or (B) waive, release or assign, in any respect, any rights under any Company Material Contract or (ii) enter into any new contract, agreement or arrangement that would be a Company Material Contract if it had existed as of the date of this Agreement;

(h) Benefits and Employment Changes. Expect as required under applicable Law or the terms of any Company Plan existing as of the date hereof, the Company shall not, and shall not permit any of its Subsidiaries: (i) to increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants of the Company or its Subsidiaries, (ii) to become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any Company Plan, (iii) to accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, (iv) to grant any new awards under any Company Plan, (v) to amend or modify any outstanding award under any Company Plan, (vi) to cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan, (vii) to enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (viii) to change materially any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan, except as may be required by GAAP or applicable Law, (ix) to forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, contractors or employees, or (x) to hire or to engage any new employee or consultant or terminate the employment or engagement of any employee or consultant if such employee or consultant will or does receive annual base compensation in excess of $75,000 per annum;

(i) Employee Communication. Prior to making any written or substantive oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication. Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication;

(j) Accounting Matters. The Company shall not change its method of accounting, except (i) as required by changes in GAAP or Regulation S-X of the Exchange Act (as agreed to with the Company’s independent public accountants), or (ii) as may be required by a change in applicable Law;

(k) Tax Matters. The Company shall not, and shall not permit any of its Subsidiaries to, except as required by applicable Law, (i) make, change or revoke any material Tax Return or election, (ii) settle, compromise, enter into any “closing agreement” (within the meaning of Section 7121 of the Code) or agree to an extension or waiver of any statute of limitations with any Tax Authority with respect to any material Tax claim, audit or assessment, (iii) surrender, settle or compromise any right to claim a material refund of Taxes, (iv) settle, compromise or consent to any extension or waiver of the limitation period applicable to any material Tax claim, audit or assessment relating to the Company or any of its Subsidiaries, or (v) change any annual material Tax accounting period or method of Tax accounting;

(l) Confidentiality. None of the Company or any of its Subsidiaries shall modify, amend or terminate, or waive, release or assign any rights or claims with respect to any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party and which relates to a business combination involving the Company or any of its Subsidiaries, expect in accordance with Section 6.2(a) and Section 6.2(b)(i);

(m) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make, authorize, or enter into any commitment for, any new material capital expenditures in an amount in excess of one hundred thousand dollars ($100,000) in the aggregate;

(n) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries (or any third party in respect of any litigation for which the Company or its Subsidiaries control the defense of such litigation) to, waive, release, assign, pay, discharge, settle or satisfy any Actions or Liabilities or consent to the entry of any Order other than any payment, discharge, settlement, satisfaction or consent in the ordinary course of business consistent with past practice where the amounts paid or to be paid are in an amount less than two hundred fifty thousand dollars ($250,000) in the aggregate;

(o) Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(p) Certain Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that, or omit to take any action where such omission would reasonably be expected to prevent, materially delay or impede the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement except as otherwise expressly permitted under Section 6.2;

(q) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries to, (i) grant Encumbrances on, sell, assign, transfer, license, sublicense, impair, let lapse, cancel, abandon, fail to maintain or otherwise dispose of any material Company Intellectual Property, (ii) grant, extend, amend, waive or modify any rights in or to the Company Intellectual Property, or (iii) fail to maintain or diligently prosecute the Company’s and its Subsidiaries’ Owned Intellectual Property applications as applicable, (iv) enter into any IP Contract or (v) amend, terminate, request or agree to a change, fail to exercise a right of renewal or extension, or waive, release or assign any material right or claim under any IP Contract;

(r) Line of Business. The Company shall not, and shall not permit its Subsidiaries to, enter into any material line of business other than the line of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement or distribute products materially different from the products that the Company and its Subsidiaries are currently distributing as of the date of this Agreement;

(s) Insurance. The Company shall not permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired;

(t) Governmental Permits. The Company shall not, and shall not permit any of its Subsidiaries to, terminate or permit any material Governmental Permit to lapse, other than in accordance with the terms and regular expiration of any such Governmental Permit provided that such Governmental Permit is concurrently replaced so as not to affect the operation of business or ownership of the properties of the Company and its Subsidiaries, or fail to apply on a timely basis for any renewal of any renewable material Governmental Permit; or

(u) General. The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

6.2 No Solicitation.

(a) Alternative Transaction. The Company shall not, and shall cause its Subsidiaries and the Representatives of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way that would otherwise be expected to lead to, any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any of the Company or its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 6.2(a) by the Company. The Company will, and will cause each of its Subsidiaries and each of the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal, and will enforce, and will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.2.

(b) Superior Proposal. Notwithstanding anything to the contrary contained in Section 6.2(a), in the event that the Company receives after the date of this Agreement, prior to the Acceptance Time or the earlier termination of this Agreement in accordance with its terms, an unsolicited, bona fide written Alternative Transaction Proposal which the Board of Directors of the Company determines to be, or to be reasonably likely to result in, a Superior Proposal, the Company may then take the following actions (but only if (x) (A) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties under applicable Law, and (B) the Company has given Parent prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal and (y) it shall not have breached any of, and continues to comply with all of, the provisions of this Section 6.2):

(i) furnish nonpublic information with respect to the Company and its Subsidiaries to the Person or group making such Alternative Transaction Proposal; provided, that (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement (a copy of which shall be provided, promptly after its execution to Parent) containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of May 18, 2015, between the Company and Carlyle Investment Management L.L.C. (the “Confidentiality Agreement”), and which shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the transactions contemplated by this Agreement, and (B) contemporaneously with furnishing any such nonpublic information to such Person or group, it furnishes such nonpublic information to Parent; and

(ii) engage in discussions or negotiations with such Person or group with respect to such Alternative Transaction Proposal.

(c) Notification. In addition to the obligations of the Company set forth in Sections 6.2(a), (b), and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to, or that could reasonably be expected to lead to, any Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry and an unredacted copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall provide Parent as promptly as practicable (and in any event within twenty-four (24) hours) with all information as is reasonably necessary to keep Parent fully informed in all material respects of all oral or written communications regarding, and the status and terms of, and changes in any such Alternative Transaction Proposal, request or inquiry, and, shall promptly provide to Parent an unredacted copy of all written materials (including written materials provided by email or otherwise in electronic format) provided, directly or indirectly, by or to the Company, any of its Subsidiaries or any of their respective Representatives in connection with such Alternative Transaction Proposal, request or inquiry. The Company shall provide Parent with twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal. Any material amendment (including the form, amount and timing of payment of consideration) to any Alternative Transaction Proposal will be deemed to be a new Alternative Transaction Proposal for the purposes of this Section 6.2.

(d) Changes of Recommendation. Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Parent), publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), or fail to make the approval, recommendation or declaration of advisability by such Board of Directors or any committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal, (C) publicly make any recommendation in connection with an Alternative Transaction Proposal other than a recommendation against such proposal (or as permitted by Section 6.2(g)), or (D) if an Alternative Transaction Proposal shall have been publicly announced or disclosed, if so requested by Parent, fail to recommend against such Alternative Transaction Proposal or fail to reaffirm the approval, recommendation and declaration of advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, on or prior to the fourth (4th)Business Day after the Alternative Transaction Proposal shall have been publicly announced or disclosed (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) relating to any Alternative Transaction Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or other any other transaction contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, solely in response to a Superior Proposal, the Board of Directors of the Company may make a Company Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with Section 8.1(h), only if all of the following conditions in clauses (i) through (v) are met:

(i) a Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) the Acceptance Time shall not have passed;

(iii) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal), and shall have contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new four (4) Business Day period) and (3) that it intends to effect a Company Adverse Recommendation Change and the manner in which it intends to do so or that it intends to terminate this Agreement in accordance with Section 8.1(h) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such a Company Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.1(h), as applicable, to the extent requested by Parent, engaged in good faith negotiations with Parent during such four (4) Business Day period to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal;

(iv) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms offered by Parent, the failure to make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.1(h), as applicable, is inconsistent with its fiduciary duties under applicable Law; and

(v) the Company shall have complied with Section 6.2(a) and shall not have breached any of the other provisions set forth in this Section 6.2.

(f) Notwithstanding anything to the contrary set forth in Section 6.2, the Board of Directors of the Company may effect a Company Adverse Recommendation Change at any time prior to the Acceptance Time in response to an Intervening Event, only if all of the following conditions in clauses (i) through (v) are met:

(i) an Intervening Event has occurred;

(ii) the Acceptance Time shall not have passed;

(iii) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall state expressly in reasonable detail the material facts underlying the Board of Directors of the Company’s determination that an Intervening Event has occurred and the rationale and basis for such Company Adverse Recommendation Change (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new four (4) Business Day period) and (B) prior to making such a Company Adverse Recommendation Change, to the extent requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement so as to obviate the need to effect a Company Adverse Recommendation Change on the basis of such Intervening Event so that the transactions contemplated hereby may be effected;

(iv) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event and taking into account any revised terms offered by Parent, the failure to make a Company Adverse Recommendation Change is inconsistent with its fiduciary duties under applicable Law; and

(v) the Company shall not have breached any of the other provisions set forth in this Section 6.2.

(g) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop-look-and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) thereunder); provided, that the Company shall not effect, or disclose pursuant to such rules or otherwise a position which constitutes, a Company Adverse Recommendation Change other than in compliance with the terms of Section 6.2(d); and provided, further, that any disclosure other than (i) a “stop-look-and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company), (ii) an express rejection of any applicable Alternative Transaction Proposal or (iii) an express reaffirmation of its recommendation to its stockholders in favor of the Merger, in each case shall be deemed to be a Company Adverse Recommendation Change.

6.3 Merger without a Stockholders’ Meetings. As soon as practicable following the consummation of the Offer, the parties shall take all necessary and appropriate actions to cause the Merger to become effective, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

6.4 Access to Information; Confidentiality.

(a) Access to Information. From the date hereof until the Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, afford Parent and its Representatives, following notice from Parent to the Company in accordance with this Section 6.4, reasonable access during normal business hours to the officers, employees, agents, auditors, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and shall furnish, and cause to be furnished, to Parent all other financial, operating and other data and information as Parent may reasonably request and, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of the federal securities laws (other than documents filed with the SEC on the EDGAR system) or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information that, in the reasonable judgment of the Company on advice of outside counsel, would jeopardize attorney-client privilege, attorney work product privilege or any similar privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by the Company or any of its Subsidiaries; provided, that the Company shall use its reasonable best efforts (x) to allow for such access or disclosure in a manner that does not result in a loss or waiver of any such privilege or trade secret protection or (y) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company. The Company shall advise Parent in such circumstances that it is unable to comply with Parent’s reasonable requests for information pursuant to the immediately preceding sentence and the Company shall use its reasonable best efforts to generally describe the types of information being withheld. The Company shall be entitled to have representatives present at all times during any such inspection. No notice, access, review or investigation pursuant to this Section 6.4 or information provided, made available or delivered to Parent pursuant to this Section 6.4 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent contained in this Agreement. No investigation after the date hereof shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein.

(b) Confidentiality. All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall be deemed terminated as of the Closing.

6.5 Commercially Reasonable Efforts.

(a) Governmental and Third Party Approvals. Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as reasonably practicable, of any form or report required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters) and with the NYSE, (ii) obtaining all necessary consents, approvals, authorizations or waivers from third parties and providing any further information as may be required by such third parties, (iii) the defending of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement.

(b) Notification. Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby. In that regard, each party shall without limitation use its commercially reasonable efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only”. Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

(c) Divestitures. In furtherance of the covenants set forth in Section 6.5(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, the Company, Parent and Merger Sub shall take all actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable, including, becoming subject to, consenting to or agreeing to, or otherwise taking any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of its Affiliates) in any manner (collectively, “Divestitures”); provided, that the Company shall not take any such action without the prior written consent of Parent and the obligations of the Company under this Section 6.5(c) shall be conditioned upon the occurrence of the Closing. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or its Affiliates be required to become subject, consent or agree to, or otherwise take any action with respect to, any Divestiture of assets or a business of Parent or any of its Affiliates.

(d) Delisting. (c) Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Merger Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

6.6 State Takeover Statutes. In connection with and without limiting the foregoing, (a) the Company and Parent shall take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, the Company and its Board of Directors shall take all action necessary, including granting such approvals, to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to render inapplicable (or, if not possible, minimize the effect of) such Law on the Merger and the other transactions contemplated by this Agreement.

6.7 Indemnification and Insurance.

(a) For six (6) years from and after the Merger Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements and other provisions relating to exculpation, indemnification and advancement of expenses in effect immediately prior to the Merger Effective Time between the Company or any of its Subsidiaries and any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Merger Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Merger Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Merger Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law. Parent and Merger Sub agree that all rights to exculpation and indemnification and advancement of expenses for acts or omissions occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, now existing in favor of any Indemnified Party shall survive the Merger and shall continue in full force and effect with respect to such Indemnified Party.

(b) Insurance. For a period of six (6) years after the Merger Effective Time, the Surviving Corporation shall maintain in effect the current policies (whether through purchase of a “tail” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (“D&O Insurance”) maintained by the Company, in respect of acts or omissions occurring at or prior to the Merger Effective Time, covering each person covered by the D&O Insurance immediately prior to the Merger Effective Time (a true, correct and complete copy of which has been heretofore delivered to Parent), on terms no less favorable in the aggregate than those of the D&O Insurance in effect on the date of this Agreement; provided, that if the aggregate annual premiums for such policies at any time during such period will exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the date hereof for such policies, then Parent and the Surviving Corporation shall only be required to provide the most favorable coverage as will then be available at an annual premium equal to 300% of such rate (the maximum amount of the aggregate annual premium over such six (6) year term, the “Maximum Premium”). Prior to the Acceptance Time, the Company may obtain and fully pay the premium for a “tail” policy providing the coverage required by this Section 6.7(b); provided, that the Company shall not spend in excess of the Maximum Premium to obtain such policy.

(c) Successors. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or a majority of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.7.

(d) Enforceability. Each of the directors and officers or other persons who are beneficiaries under the D&O Insurance, and their respective successors, heirs and representatives, are third party beneficiaries of this Section 6.7 with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their successors, heirs and representatives)) under this Section 6.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity). Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries.

6.8 Public Announcements. The initial press release regarding the Merger shall be a joint press release of the Company and Parent and thereafter the Company and Parent each shall consult with each other prior to issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market or by the request of any Governmental Authority if it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement. In addition, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without reasonably consulting with such other party, which consent shall not be unreasonably withheld, delayed or conditioned.

6.9 Employee Matters.

(a) Parent agrees that each employee of the Company and its Subsidiaries at the Merger Effective Time who continues to remain employed with the Company or its Subsidiaries (each, a “Continuing Employee”) will, during the period commencing on the Closing Date and continuing through the first anniversary of the Closing Date, be provided with (i) base salary or wage rate and annual cash incentive compensation opportunities (excluding equity compensation) that, in each case, are no less favorable in any material respects than were provided to such Continuing Employee immediately prior to the Merger Effective Time, (ii) compensation and benefits (excluding equity compensation) that are substantially comparable in the aggregate to the compensation and benefits (excluding equity compensation) provided as of the date hereof and (iii) for any Continuing Employee who experiences a termination of employment under circumstances that would have entitled such Continuing Employee to severance benefits under a severance agreement, plan or policy of the Company and its Subsidiaries applicable to such Continuing Employee immediately prior to the Effective Time, severance benefits at a level at least equal to those that would have been provided under such severance agreement, plan or policy.

(b) Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations, actively-at-work requirements, exclusions and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents and (ii), to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, to give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of vesting and eligibility to participate (but not for benefit accrual purposes under defined benefit pension plans) under each applicable Parent benefit plan, as if such service had been performed with Parent; provided, however, that such recognition of service shall not apply for purposes of any frozen Parent benefit plan or any Parent benefit plan under which similarly situated employees of Parent and its Subsidiaries (other than the Continuing Employees) do not receive credit for prior service. With respect to the year during which Parent ceases to maintain a Company Plan that is a group health plan, Parent shall use commercially reasonable efforts to provide that each employee shall be given credit for amounts paid during such year under such Company Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent.

(c) Prior to the Merger Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the Company 401(k) Plan (the “Company 401(k) Plan”) as Parent may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the Company 401(k) Plan on the day prior to the Merger Effective Time, subject to the terms of the Company 401(k) Plan and applicable Law; provided that Parent shall provide the Company with at least fifteen (15) days written notice of such requests.

(d) Nothing in this Agreement is intended (i) to be treated as an amendment to any particular Company Plan, (ii) to prevent Parent from amending or terminating any of its benefit plans or, after the Merger Effective Time, any Company Plan in accordance their terms, (iii) to prevent Parent, after the Merger Effective Time, from terminating the employment of any Continuing Employee, or (iv) to create any third-party beneficiary rights in any individual other than the parties hereto including any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent or the Company may maintain.

6.10 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VII would fail to be satisfied, and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Article VII would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.10(a) shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be.

(b) The Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Merger Effective Time, alleging any material breach of, or material default under, any Company Material Contract, or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Merger Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice pursuant to this Section 6.10(b) shall not limit or otherwise affect the remedies available hereunder to Parent.

6.11 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Action threatened or commenced after the date hereof against the Company or any of its directors by any Company Stockholders relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action and shall not settle any such Action without the prior written consent of Parent.

6.12 Section 16 Matters. Prior to the Merger Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.13 Existing Credit Agreements. The Company shall use commercially reasonable efforts to obtain customary, executed payoff letters, in form and substance reasonably acceptable to Parent, in respect of the Existing Credit Agreements not fewer than three (3) Business Days prior to the Closing Date. Subject to provision of such executed payoff letters prior to the Closing Date, Parent and the Company shall cause all obligations under the Existing Credit Agreements to be discharged on the Closing Date, unless, in either case, the lenders party thereto otherwise consent to the transactions contemplated hereby and waive any applicable breach, violation or default under such Existing Credit Agreement.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) The Offer. Merger Sub shall have accepted for payment all of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(b) No Injunctions or Restraints. No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect, or be pending, which prohibits, renders illegal or enjoins, or threatens to prohibit, render illegal or enjoin, the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Merger Effective Time:

(a) by mutual written consent of Parent, Merger Sub and the Company at any time prior to the Acceptance Time;

(b) by either Parent or the Company, if:

(i) the Acceptance Time shall not have occurred on or before January 31, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the cause of the failure of the Acceptance Time to occur; or

(ii) any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Company Common Stock pursuant to the Offer or the consummation of the Merger and such Order or other action is, or shall have become, final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its commercially reasonable efforts to reverse such Order or action as required by Section 6.5;

(c) by the Company, if Merger Sub shall have failed to commence the Offer on or prior to the date provided therefore in Section 2.1(a) or consummate the Offer in accordance with Section 2.1(b); provided, that the Company shall have no right to terminate this Agreement pursuant to this Section 8.1(c) if Merger Sub’s failure to commence the Offer is due primarily to the Company’s material breach of this Agreement;

(d) by Parent, if the Company shall have breached in any material respect any of its obligations under Section 6.2;

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement, if (1) such breach would reasonably be expected to prevent or materially delay Parent or Merger Sub from accepting payment or paying for Company Common Stock pursuant to the Offer or consummating the Merger in accordance with the terms hereof and (2) such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by Parent;

(f) by Parent, upon a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, if (1) such breach would give rise to a failure the conditions set forth in sections (a) or (b) of Annex I and (2) such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Company;

(g) by Parent, at any time prior to the Acceptance Time, if (i) the Company, the Board of Directors of the Company or any committee thereof, for any reason, shall have (A) effected a Company Adverse Recommendation Change, (B) approved or recommended any Alternative Transaction Proposal or (C) failed to reaffirm (publicly, if so requested by Parent), within four (4) Business Days after public announcement of an Alternative Transaction Proposal or otherwise after a reasonable request by Parent to do so, its recommendation in favor of the adoption of this Agreement and the approval of the Merger or (ii) within ten (10) Business Days after a tender or exchange offer relating to securities of the Company involving a person or group unaffiliated with Parent has first been published or announced, the Company shall not have sent or given to the Company Stockholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer; or

(h) by the Company, prior to the Acceptance Time, if: (A) the Company shall have received a Superior Proposal; (B) the Company shall have complied in all material respects with its obligations under Section 6.2; (C) to the extent permitted by and effected in accordance with Section 6.2(e), the Board of Directors of the Company approves, and the Company concurrently with the termination of this Agreement, enters into, such Alternative Acquisition Agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, the Company pays to the Parent the amounts contemplated by Section 8.3.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations set forth in Section 6.4(b), this Section 8.2 and Section 8.3, as well as Article I and Article IX to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or from any rights, claims, causes of action or remedies arising from fraud, intentional misrepresentation or concealment; provided, further, that the maximum aggregate monetary liability of Parent or Merger Sub for any loss suffered or the failure of the transactions contemplated hereby to be consummated, or in respect of any representation made or alleged to have been made in connection herewith, whether in equity or at Law, in contract, in tort or otherwise, shall be limited to an amount equal to $97,999,650, and in no event shall the Company seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such amount. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Payments.

(a) Company Termination Fee. In the event that:

(i) Parent terminates this Agreement pursuant to Section 8.1(g);

(ii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(d) and prior to such termination, an Alternative Transaction Proposal has been made and (B) within twelve (12) months of such termination, the Company enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction Proposal;

(iii) the Company terminates this Agreement pursuant to Section 8.1(h); or

(iv) (A) this Agreement is terminated by Parent pursuant to Section 8.1(f) and prior to such termination, an Alternative Transaction Proposal has been made and (B) within twelve (12) months of such termination, the Company enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction Proposal, then the Company shall pay Parent a one-time fee equal to $3,919,986 (the “Termination Fee”). Any fee due under this Section 8.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clauses (i) or (iii) above, on the date of termination of this Agreement or (B) in the case of termination pursuant to clause (ii) or (iv) above, within two (2) Business Days of the date of the first to occur of (x) the execution of a definitive agreement relating to an Alternative Transaction Proposal and (y) the consummation of a transaction relating to an Alternative Transaction Proposal; provided, that the provisions of this Section 8.3(a) shall be subject to Section 8.3(c). The amounts payable pursuant to this Section 8.3 constitute liquidated damages and not a penalty. For purposes of this Section 8.3(a), the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in Section 1.1, except that all percentages therein shall be changed to “50%”. In no event shall the Company be required to pay the Termination Fee more than once.

(b) Interest and Costs; Other Remedies. Each of the Company and Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee when due, and in order to obtain such payment,

Parent commences a suit which results in a judgment against the Company for such fee, then the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal.

(c) Expenses. Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that Parent and the Company each shall bear and pay one-half of the costs and expenses incurred in connection with any filings pursuant to the HSR Act or to any foreign antitrust or competition Law. Furthermore, (i) in the event that this Agreement is terminated for any reason, then the Company, in addition to any payments it may be required to make to Parent pursuant to Section 8.3(a) in respect of such termination, shall reimburse Parent for up to $500,000 of Parent’s Expenses, and (ii) in the event that Parent terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(f) due to a willful breach of the Company, then the Company, in addition to any payments it may be required to make to Parent pursuant to Section 8.3(a) in respect of such termination, shall reimburse Parent for all of Parent’s Expenses. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby; provided, however, that the amount required to be reimbursed in respect of Expenses shall not exceed $1.5 million.

ARTICLE IX

GENERAL

9.1 Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The terms of Article I and this Article IX, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Merger Effective Time, shall survive the consummation of the Merger.

9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or electronic mail (receipt confirmed), (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

Blyth, Inc.

One East Weaver Street

Greenwich, CT 06831

Attention: General Counsel

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Attention: David E. Shapiro, Esq.

         Marshall P. Shaffer, Esq.

Email:       DEShapiro@wlrk.com

         MPShaffer@wlrk.com

if to Parent or Merger Sub:

CB Shine Holdings, LLC

c/o Carlyle U.S. Equity Opportunity Fund, L.P.

520 Madison Avenue

New York, NY 10022

Facsimile:    (212) 813-4901

Attention:     David Stonehill

             David Abraham

E-Mail:         david.stonehill@carlyle.com

             david.abraham@carlyle.com

with a copy to (which shall not constitute notice):

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Facsimile:    (212) 354-8113

Attention:     Nazim Zilkha, Esq.

             Chang-Do Gong, Esq.

E-Mail:         nzilkha@whitecase.com

             cgong@whitecase.com

9.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile, or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (other than the Confidentiality Agreement and the Tender and Support Agreement), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and (b) except for the provisions of Section 6.7 (which upon the Merger Effective Time are intended to benefit the Indemnified Parties), and Section 3.6 (which upon the Merger Effective Time are intended to benefit the Company Stockholders) is not intended to confer upon any Person other than the parties any rights or remedies.

9.5 Governing Law. All disputes, claims or controversies (whether at law, in contract in tort or otherwise) that may be based on, arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be deemed made in and shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

9.6 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties.

9.7 Waiver. No provision of this Agreement may be waived or extended except by a written instrument signed by the party against whom the waiver or extension is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

9.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.12 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy in the event that any of the provisions of this Agreement were not performed (or prohibited from being performed, as applicable) in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief in the event of any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement (including to cause Parent and Merger Sub to draw down the full proceeds of the Equity Commitment pursuant to the terms and conditions of the Equity Commitment and to effect the Offer and the Merger in accordance with this Agreement), this being in addition to any other remedy to which they are entitled at law or in equity, (b) no party shall oppose the granting of any equitable relief on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason, and (c) no party or other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.13 Waiver of Jury Trial. EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such

Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

9.15 Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter, the Equity Commitment Letter and the Confidentiality Agreement and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.16 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 9.16.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CB SHINE HOLDINGS, LLC

By:	/s/ David Stonehill
Name:	David Stonehill
Title:	President and Treasurer

CB SHINE MERGER SUB, INC.

By:	/s/ David Stonehill
Name:	David Stonehill
Title:	President and Treasurer

BLYTH, INC.

By:	/s/ Robert B. Goergen, Jr.
Name:	Robert B. Goergen, Jr.
Title:	President and Chief Executive Officer

Annex I

CONDITIONS OF THE OFFER

Merger Sub shall not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any shares of Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless, prior to the expiration of the Offer (as it may have been extended pursuant to Section 2.1(d) of the Agreement), there shall have been tendered and not validly withdrawn shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent, Merger Sub and any of their direct or indirect wholly-owned Subsidiaries, represent more than 50% of the aggregate number of shares of Company Common Stock outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer; and

The condition set forth in the above paragraph is referred to as the “Minimum Condition.”

Furthermore, Merger Sub shall not be required to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if, upon the expiration of the Offer (as it may have been extended pursuant to Section 2.1(d) of the Agreement) and before acceptance of such shares of Company Common Stock for payment, any of the following conditions exists and is continuing, regardless of the circumstances giving rise to such condition:

(a)	(i) The representations and warranties of the Company contained in Sections 4.1, the first and third sentence of 4.3(a), 4.4, 4.8(a) and 4.24 shall not be true and correct in all respects as of the date of this Agreement and as of the Acceptance Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties contained in Section 4.2, the first three sentences of Section 4.3(b) and the first two sentences of Section 4.3(c) shall not be true and correct in all respects as of the date of this Agreement and as of the Acceptance Time as though made on and as of such date, except for any inaccuracy that results in de minimis Liability, expense or cost to Parent or Merger Sub and (iii) the other representations and warranties of the Company contained in this Agreement shall not be true and correct as of the date of this Agreement and as of the Acceptance Time as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties to be true and correct, in the aggregate, have not had, or would not reasonably be expected to have a Company Material Adverse Effect;

(b)	The Company shall have failed to perform and comply with, in any material respect, its obligations, agreements and covenants to be performed or complied with by it under the Agreement on or prior to the Acceptance Time;

(c)	Since the date of the Agreement, there shall have been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect;

(d)	The Company shall have failed to deliver to Parent a certificate signed by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction by the Company, of the applicable conditions specified in clauses (a), (b) and (c) immediately above;

(e)	Any Governmental Authority shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the acceptance for payment of Company Common Stock pursuant to the Offer or the consummation of the Merger and such order, injunction, decree, ruling or other action is or shall have become final and non-appealable; provided, that Parent and Merger Sub shall have used their reasonable best efforts to oppose any such order, injunction, decree, ruling or other action or to have such order, injunction, decree, ruling or other action vacated or made inapplicable to the Offer and the Merger;

(f)	There shall be pending any Action against Parent, Merger Sub, the Company or any of their respective Affiliates (A) seeking to enjoin the acquisition by Merger Sub (or Parent on Merger Sub’s behalf) of any Company Common Stock tendered pursuant to the Offer or, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Tender and Support Agreement (including the voting provisions thereunder), (B) seeking to impose limitations on the ability of Merger Sub (or Parent on Merger Sub’s behalf), or render Merger Sub (or Parent on Merger Sub’s behalf) unable, to (1) accept for payment, pay for or purchase some or all of the Company Common Stock tendered pursuant to the Offer and the Merger or (2) exercise full rights of ownership of the Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the Company Stockholders, or (C) in connection with the transactions contemplated hereby (including the Offer and the Merger), seeking to (1) compel Parent, the Company, or any of their respective Subsidiaries to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (2) compel Parent, the Company, or any of their respective Subsidiaries to conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries;

2

(g)	(i) Any waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act and, to the extent material, under any foreign antitrust, competition or pre-merger notification law shall not have expired or been terminated, and (ii) all other material foreign antitrust, competition, trade, pre-merger notification or other regulatory approvals as may be required to consummate the Merger shall not have been made or obtained, as applicable; and

(h)	The Agreement shall have been terminated in accordance with its terms.

Any and all capitalized terms used herein, and not defined herein, shall have the same meaning as set forth in the Agreement and Plan of Merger, dated as of August 30, 2015 (the “Agreement”), by and among the Company, Parent and Merger Sub.

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EXHIBIT A

Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLYTH, INC.

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”), do hereby certify as follows:

FIRST: The name of the corporation (the “Corporation”) is

Blyth, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total authorized capital stock of the Corporation shall be 5,000 shares of common stock, $0.01 par value per share.

FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SIXTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

SEVENTH: The directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL.

1. A director shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2. The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors and the officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

3. Expenses incurred by any person who may have a right of indemnification under this Article SEVENTH in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

EIGHTH: Because Carlyle U.S. Equity Opportunity Fund, L.P. and its affiliates (collectively, “Carlyle”), and certain partners, directors, officers, employees and agents of Carlyle (each, a “Related Person”), are substantial stockholders of the Corporation and in anticipation that at some time in the future (including without limitation, entities in which Carlyle acquires an interest) may engage in the same or similar activities or lines of business as the Corporation and may thereby be interested in the same corporate opportunities as the Corporation, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Carlyle (including the service of Related Persons as officers and directors of the Corporation), the provisions of this Article EIGHTH are set forth pursuant to Section 122(17) of the DGCL to regulate and define the conduct of certain affairs of the Corporation as they may involve Carlyle and Related Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

1. Carlyle shall have no duty not to (i) engage in, acquire or possess an interest in any other business venture of any kind, nature or description, independently or with others, whether or not such ventures are competitive with or in the same or similar lines of business as the Corporation or (ii) engage in business or other dealing with persons or entities transacting business with the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any such venture or business of Carlyle and acknowledges that neither Carlyle nor any Related Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of Carlyle’s participation in any such venture.

2. In the event that Carlyle acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both Carlyle and the Corporation, Carlyle shall have no duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in any such corporate opportunity and acknowledges that Carlyle shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Carlyle pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation.

3. In the event that a Related Person serving as an officer or director of the Corporation acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both Carlyle and the Corporation, such officer or director shall have no duty to offer or communicate information regarding such corporate opportunity to the Corporation except as provided below. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in any such corporate opportunity and acknowledges that such officer or director shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Carlyle pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate or offer information regarding such corporate opportunity to the Corporation, provided, however, that any corporate opportunity which is expressly offered to a Related Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation.

4. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this     day of                     , 2015.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation – Blyth, Inc.]